AMENDED AND RESTATED CREDIT AGREEMENT

dated as of May 25, 2012
among
NU SKIN ENTERPRISES, INC.,
VARIOUS FINANCIAL INSTITUTIONS,
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

AMENDED AND RESTATED CREDIT AGREEMENT
This AMENDED AND RESTATED CREDIT AGREEMENT dated as of May 25, 2012 (this "Agreement") is among NU SKIN ENTERPRISES, INC., a Delaware corporation (the "Company"), the various financial institutions that are or may from time to time become parties hereto (together with their respective successors and assigns, the "Lenders"), and JPMORGAN CHASE BANK, N.A. (in its individual capacity, "JPMCB"), as administrative agent for the Lenders.
WHEREAS, the parties hereto have entered into a Credit Agreement dated as of May 10, 2001 (as amended prior to the date hereof, the "Existing Credit Agreement");
WHEREAS, the parties hereto have agreed to amend and restate the Existing Credit Agreement pursuant to this Agreement; and
WHEREAS, the parties hereto intend that this Agreement and the documents executed in connection herewith not effect a novation of the obligations of the Company under the Existing Credit Agreement, but merely a restatement of and, where applicable, an amendment to the terms governing such obligations;
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:
SECTION 1	DEFINITIONS.
1.1      Definitions.  When used herein the following terms shall have the following meanings:
Administrative Agent means JPMCB in its capacity as administrative agent for the Lenders hereunder and any successor thereto in such capacity.
Affected Lender means any Lender (a) that is a Defaulting Lender or (b) that has given notice to the Company (which has not been rescinded) of (i) any obligation by the Company to pay any amount pursuant to Section 7.6 or 8.1 or (ii) the occurrence of any circumstance of the nature described in Section 8.2 or 8.3.
Affiliate means, at any time, (a) with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) with respect to the Company and its Subsidiaries, any Person beneficially owning or holding, directly or indirectly, 5% or more of any class of voting or equity interests of the Company or any of its Subsidiaries or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 5% or more of any class of voting or equity interests.  Unless the context otherwise clearly requires, any reference to an "Affiliate" is a reference to an Affiliate of the Company.

Agent-Related Persons means the Administrative Agent and any successor administrative agent arising under Section 13.9, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.
Agreement - see the Preamble.
Applicable Margin - see Schedule 1.1.  The Applicable Margin for any Incremental Loan shall be as set forth in the applicable Incremental Facility Amendment.
Approved Fund means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
Assignee - see Section 14.9.1.
Assignment Agreement - see Section 14.9.1.
Bankruptcy Event means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
Base Rate means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Eurodollar Rate (Reserve Adjusted) for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Eurodollar Rate (Reserve Adjusted) for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page  (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding).  Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate (Reserve Adjusted) shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate (Reserve Adjusted), respectively.
Blocked Person - see Section 9.10.
Business Day means any day other than a Saturday, a Sunday or a day on which commercial banks in Salt Lake City, Utah and New York, New York are required or authorized to be closed and (a) with respect to any borrowing, payment or rate determination of Yen LIBOR Loans, any day other than a Saturday, a Sunday or a day on which commercial banks in Tokyo, Japan and London, England are required or authorized to be closed and (b) with respect to any borrowing, payment or rate determination of Eurodollar Loans, any day other than a Saturday, a Sunday or day on which commercial banks in London, England are required or authorized to be closed.

Capital Lease means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.
Change of Control means an event or series of events by which:
(a)      any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% or more of the equity interests of the Company; or

(b)      during any period of 12 consecutive months, a majority of the members of the Board of Directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

Change in Law means the occurrence, after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 8.1(b), by any lending office of such Lender or by any Person controlling such Lender, if any) with any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law", regardless of the date enacted, adopted or issued.
Code means the Internal Revenue Code of 1986.

Commitment means, as to any Lender, such Lender's commitment to make Loans (other than Incremental Term Loans (as defined in Section 6.2)), and to issue or participate in Letters of Credit, under this Agreement.  "Commitment" shall include any Incremental Revolving Commitment.
Commitment Amount means $25,000,000, changed from time to time pursuant to Section 6.1 or 6.2.
Commitment Fee Rate - see Schedule 1.1.
Company - see the Preamble.
Consolidated Income Available for Fixed Charges means, with respect to any period, Consolidated Net Income for such period plus all amounts deducted in the computation thereof on account of (a) Fixed Charges, and (b) taxes imposed on or measured by income or excess profits of the Company and the Restricted Subsidiaries.
Consolidated Net Income means, with respect to any period, the net income (or loss) of the Company and the Restricted Subsidiaries for such period (taken as a cumulative whole), as determined in accordance with GAAP, after eliminating all offsetting debits and credits between the Company and the Restricted Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and the Restricted Subsidiaries in accordance with GAAP.
Consolidated Net Worth means, at any time, (a) the consolidated stockholders' equity of the Company and the Restricted Subsidiaries, as defined according to GAAP, less (b) the sum of (i) to the extent included in clause (a), all amounts attributable to minority interests, if any, in the securities of Restricted Subsidiaries, and (ii) the amount by which Restricted Investments exceed 20% of the amount determined in clause (a).
Consolidated Total Assets means, at any date of determination, on a consolidated basis for the Company and the Restricted Subsidiaries, total assets, determined in accordance with GAAP.
Control means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  "Controlling" and "Controlled" have meanings correlative thereto.
Credit Facility means any credit facility providing for the borrowing of money or the issuance of letters of credit (a) for the Company or (b) for any Restricted Subsidiary, if its obligations under such credit facility are guaranteed by the Company.
Credit Party means the Administrative Agent, any Issuing Lender or any other Lender.
Defaulting Lender means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender's good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender's good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party's receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

Dollar and the sign "$" mean the lawful money of the United States of America.
Dollar Equivalent means, with respect to a specified amount of any currency, the amount of Dollars into which such amount of such currency would be converted, based on the applicable Spot Rate of Exchange.
Domestic Subsidiary means, at any time, each Subsidiary of the Company (a) which is created, organized or domesticated in the United States or under the laws of the United States or any state or territory thereof, (b) which was included as a member of the Company's affiliated group in the Company's most recent consolidated United States federal income tax return, or (c) the earnings of which were includable in the taxable income of the Company or any other Domestic Subsidiary (to the extent of the Company's and/or such other Domestic Subsidiary's ownership interest of such Subsidiary) in the Company's most recent consolidated United States federal income tax return.
EBITDA means, with respect to any period, the sum of (i) Consolidated Net Income for such period without giving effect to extraordinary gains and losses, gains and losses resulting from changes in GAAP and one time non-recurring income and expenses resulting from acquisitions and similar events, plus (ii) to the extent deducted in the calculation of Consolidated Net Income, the amount of all interest expense, depreciation expense, amortization expense, and income tax expense; provided that EBITDA will include or exclude, as applicable, acquisitions and divestitures of Restricted Subsidiaries or other business units on a pro forma basis as if such acquisitions or divestitures occurred on the first day of the applicable period.
Effective Date - see Section 11.1.
Environmental Laws means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials, air emissions and discharges to waste or public systems.

Equity Securities of any Person means (a) all common stock, Preferred Stock, participations, shares, partnership interests, membership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting), and (b) all warrants, options and other rights to acquire any of the foregoing.
ERISA means the Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder from time to time in effect.
ERISA Affiliate means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
Eurodollar Loan means any Loan denominated in US Dollars which bears interest at a rate determined by reference to the Eurodollar Rate (Reserve Adjusted).
Eurodollar Office means with respect to any Lender the office or offices of such Lender which shall be making or maintaining the Eurodollar Loans of such Lender hereunder or, if applicable, such other office or offices through which such Lender determines the Eurodollar Rate.  A Eurodollar Office of any Lender may be, at the option of such Lender, either a domestic or foreign office.
Eurodollar Rate means, with respect to any Eurodollar Loan for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the "Eurodollar Rate" with respect to such Eurodollar Loan for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.  Notwithstanding the above, to the extent that the "Eurodollar Rate" as a component of the "Eurodollar Rate (Reserve Adjusted)" is used in connection with a Floating Rate Loan, such rate shall be determined as modified by the definition of Base Rate.
Eurodollar Rate (Reserve Adjusted) means, with respect to any Eurodollar Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the Eurodollar Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

Event of Default means any of the events described in Section 12.1.
Exchange Act means the Securities Exchange Act of 1934.
Excluded Taxes means any of the following Taxes imposed on or with respect to a Credit Party or required to be withheld or deducted from a payment to a Credit Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Credit Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal  withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 8.7) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 7.6, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Credit Party's failure to comply with Section 7.6(i) and (d) any U.S. federal withholding Taxes imposed under FATCA.
Existing Letters of Credit means the letters of credit described by date of issuance, letter of credit number, undrawn amount, name of beneficiary and the date of expiry on Schedule 1 hereto.
FATCA means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof.
Federal Funds Effective Rate means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
Fixed Charges means, with respect to any period, the sum of (i) Interest Expense for such period, and (ii) Lease Rentals for such period.
Floating Rate Loan means any Loan which bears interest at or by reference to the Base Rate.
Foreign Lender means a Lender that is not a U.S. Person.

Foreign Subsidiary means, at any time, each Subsidiary of the Company that is not a Domestic Subsidiary.
FRB means the Board of Governors of the Federal Reserve System of the United States of America.
Fund means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
GAAP means generally accepted accounting principles as in effect from time to time in the United States of America.
Group - see Section 2.2.1.
Governmental Authority means (a) the government of (i) the United States of America or any state or other political subdivision thereof, or (ii) Japan or any political subdivision thereof, or (iii) any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
Guaranty means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person (a) to purchase such indebtedness or obligation or any property constituting security therefor, (b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation, (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation, or (d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.  In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.
Hazardous Materials means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

Indebtedness with respect to any Person means, at any time, without duplication, (a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock, (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property), (c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases, (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities), (e) Securitization Debt and (f) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (e) hereof.  Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (f) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.
Incremental Facility - see Section 6.2(a).
Incremental Facility Amendment - see Section 6.2(d).
Incremental Loan - see Section 6.2(a).
Indemnified Taxes means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.
IRS means the United States Internal Revenue Service.
Instruction means any inquiry, communication or instruction (whether oral, telephonic, written, telegraphic, facsimile, electronic or other) regarding a Letter of Credit or an L/C Application.  The term "L/C Application" is subsumed within the term "Instruction."
Interest Expense means, with respect to the Company and the Restricted Subsidiaries for any period, the sum, determined on a consolidated basis in accordance with GAAP, of (a) all interest paid, accrued or scheduled for payment on the Indebtedness of the Company and the Restricted Subsidiaries during such period (including interest attributable to Capital Leases), plus (b) all fees in respect of outstanding letters of credit paid, accrued or scheduled for payment by the Company and the Restricted Subsidiaries during such period.
Interest Period means, as to any Yen LIBOR Loan or Eurodollar Loan, the period commencing on the date such Loan is borrowed or continued as a Yen LIBOR Loan or Eurodollar Loan or converted into a Eurodollar Loan and ending on the date one, two, three or six months thereafter, as selected by the Company pursuant to Section 2.2.3; provided that:
(c)      if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(d)      any Interest Period for a Yen LIBOR Loan or Eurodollar Loan that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(e)      the Company may not select any Interest Period for any Loan which would extend beyond the scheduled Termination Date.

Investment means any investment, made in cash or by delivery of property, by the Company or any Restricted Subsidiary (a) in any Person, whether by acquisition of stock, Indebtedness or other obligation or Security, or by loan, Guaranty, advance, capital contribution or otherwise; or (b) in any property.
Issuing Lender means JPMCB in its capacity as an issuer of Letters of Credit hereunder and any other Lender which, with the written consent of the Company and the Administrative Agent, is the issuer of one or more Letters of Credit hereunder.
JPMCB - see the Preamble.
L/C Application means, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by the applicable Issuing Lender at the time of such request for the type of letter of credit requested and any continuing agreement for a letter of credit entered into as a condition to the issuance of a Letter of Credit.
L/C Exposure means, at any time, the sum of (a) the maximum aggregate undrawn Dollar Equivalent amount of all outstanding Letters of Credit at such time plus (b) the aggregate Dollar Equivalent amount of all drawings under Letters of Credit that have not yet been reimbursed by or on behalf of the Company at such time.  The L/C Exposure of any Lender at any time shall be its Percentage of the total L/C Exposure at such time.
Lease Rentals means, with respect to any period, the sum of the rental and other obligations required to be paid during such period by the Company or any Restricted Subsidiary as lessee under all leases of real or personal property (other than Capital Leases) as determined on a consolidated basis for the Company and the Restricted Subsidiaries in accordance with GAAP.
Lender - see the Preamble.  References to the "Lenders" shall include each Issuing Lender; for purposes of clarification only, to the extent that JPMCB (or any successor or additional Issuing Lender) may have any rights or obligations in addition to those of the other Lenders due to its status as an Issuing Lender, its status as such will be specifically referenced.
Lender Party - see Section 14.13.
Letter of Credit - see Section 2.1.2.
Leverage Ratio means, as of any date, the ratio of Total Indebtedness as of such date to EBITDA for the most recently ended period of four consecutive fiscal quarters.

Lien means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).
Loan Documents means this Agreement (including the Incremental Facility Amendment), the Notes, the L/C Applications and all other related agreements, documents, certificates and instruments from time to time executed and delivered by or on behalf of the Company.
Loans - see Section 2.1.1.  For the avoidance of doubt, "Loan" shall include any Incremental Loan.
Material or Materially means material or materially, as the case may be, in relation to the business, operations, affairs, financial condition, assets, properties or prospects of the Company and the Restricted Subsidiaries taken as a whole.
Material Adverse Effect means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and the Restricted Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement or any other Loan Document, or (c) the validity or enforceability of this Agreement or any other Loan Document.
Material Credit Facility means (a) the Senior Note Purchase Agreement, (b) any debt securities of the Company or of any Restricted Subsidiary (if such Restricted Subsidiary's obligations there under are guaranteed by  the Company) that are publicly or privately offered or placed in the United States if the aggregate amount available to be borrowed and/or outstanding under such debt securities exceeds $25,000,000 at any time and (c) any Credit Facility entered into by the Company or any Restricted Subsidiary organized under the laws of any state or territory of the United States if the aggregate amount available to be borrowed and/or outstanding under such credit facility exceeds $25,000,000 at any time.
Material Domestic Subsidiary means each Domestic Subsidiary of the Company that also is a Material Subsidiary.
Material Subsidiaries means, at any time, each Subsidiary of the Company which (i) had revenues during the four most recently ended fiscal quarters equal to or greater than 5.0% of the consolidated total revenues of the Company and its Subsidiaries during such period or (ii) is an obligor under any Guaranty with respect to the Indebtedness of the Company under any Material Credit Facility.
Multiemployer Plan means any Plan that is a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA).
Note - see Section 3.1.
OFAC Listed Person - see Section 9.10.

Other Connection Taxes means, with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Tax (other than connections arising from such Credit Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
Other Taxes means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 8.7).
PBGC means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.
Percentage means, with respect to any Lender at any time, a percentage equal to such Lender's share of the outstanding Loans, interest in Letters of Credit and unused Commitments at such time.
Permitted Liens - see Section 10.12.
Permitted Securitization Program means any transaction or series of transactions that may be entered into by the Company or any Restricted Subsidiary pursuant to which the Company or any Restricted Subsidiary may sell, convey or otherwise transfer to (a) a Securitization Entity (in the case of a transfer by the Company or any Restricted Subsidiary) and (b) any other Person (in the case of a transfer by a Securitization Entity), or may grant a security interest in, any receivables (whether now existing or arising or acquired in the future) of the Company or any Restricted Subsidiary, and any assets related thereto including (i) all collateral securing such receivables, (ii) all contracts and contract rights and all guarantees or other obligations in respect of such receivables, (iii) proceeds of such receivables, and (iv) other assets (including contract rights) that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables; provided that the resultant Securitization Debt, together with all other Priority Indebtedness then outstanding, shall not exceed the amount of Priority Indebtedness permitted by Section 10.11(ii).
Person means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or government (or an agency or political subdivision thereof).
Plan means an "employee benefit plan" (as defined in Section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

Preferred Stock means any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.
Prime Rate means the rate of interest per annum publicly announced from time to time by Chase as its prime rate at its offices at 270 Park Avenue in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
Priority Indebtedness means (without duplication) the sum of (a) unsecured Indebtedness of the Restricted Subsidiaries other than Indebtedness owed to the Company or any other Restricted Subsidiary, (b) Indebtedness of the Company and its Restricted Subsidiaries secured by a Lien not permitted by clauses (a) through (m) of Section 10.12 and (c) Securitization Debt.
Required Lenders means Lenders having Percentages aggregating 51% or more; provided that in accordance with Section 2.6(b) so long as any Lender shall be a Defaulting Lender, such Defaulting Lender's Percentage shall be disregarded.
Responsible Officer means any Senior Financial Officer and any other officer of the Company or its Subsidiaries with responsibility for the administration of the relevant portion of this Agreement or any Loan Document.
Restricted Investments means all Investments except any of the following:  (a) property to be used in the ordinary course of business; (b) assets arising from the sale of goods and services in the ordinary course of business; (c) Investments in one or more Restricted Subsidiaries or any Person that immediately becomes a Restricted Subsidiary; (d) Investments existing on the Effective Date; (e) Investments in obligations, maturing within one year, issued by or guaranteed by the United States of America, or an agency thereof, or Canada, or any province thereof; (f) Investments in tax-exempt obligations, maturing within one year, which are rated in one of the top two rating classifications by at least one national rating agency; (g) Investments in certificates of deposit or banker's acceptances maturing within one year issued by JPMCB or other commercial banks which are rated in one of the top two rating classifications by at least one national rating agency; (h) Investments in commercial paper, maturing within 270 days, rated in one of the top two rating classifications by at least one national rating agency; (i) Investments in repurchase agreements; (j) treasury stock; (k) Investments in money market instrument programs which are classified as current assets in accordance with GAAP; (l) Investments in foreign currency risk hedging contracts used in the ordinary course of business; and (m) Investments in Securitization Entities.
Restricted Subsidiary means any Subsidiary (a) at least a majority of the voting securities of which are owned by the Company and/or one or more Wholly-Owned Restricted Subsidiaries, and (b) which the Company has not designated as an Unrestricted Subsidiary in accordance with Section 10.18; provided that upon any Unrestricted Subsidiary becoming a Material Subsidiary, it shall immediately be deemed to be a Restricted Subsidiary (and shall remain a Restricted Subsidiary so long as it is a Material Subsidiary).
Securities Act means the Securities Act of 1933.

Security has the meaning set forth in Section 2(l) of the Securities Act.
Securitization Debt for the Company and the Restricted Subsidiaries shall mean, in connection with any Permitted Securitization Program, (a) any amount as to which any Securitization Entity or other Person has recourse to the Company or any Restricted Subsidiary with respect to such Permitted Securitization Program by way of a Guaranty and (b) the amount of any reserve account or similar account or asset shown as an asset of the Company or a Restricted Subsidiary under GAAP that has been pledged to any Securitization Entity or any other Person in connection with such Permitted Securitization Program.
Securitization Entity means a wholly-owned Subsidiary (other than a Restricted Subsidiary) of the Company (or another Person in which the Company or any of its Subsidiaries makes an investment and to which the Company or any of its Subsidiaries transfers receivables and related assets) that engages in no activities other than in connection with the financing of receivables and that is designated by the Board of Directors of the Company (as provided below) as a Securitization Entity (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any of its Subsidiaries (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any of its Subsidiaries in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, continently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any of its Subsidiaries has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity, and (c) to which neither the Company nor any of its Subsidiaries has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.
Senior Financial Officer means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.
Senior Note Purchase Agreement means the Amended and Restated Note Purchase and Private Shelf Agreement (Multi-Currency) dated as of May 25, 2012 among the Company, various purchasers and Prudential Investment Management, Inc.
Spot Rate of Exchange means, as of any date for any amount denominated in any currency other than Dollars, the applicable quoted spot rate as reported on the appropriate page of the Reuters Screen at 11:00 a.m., London time, two Business Days preceding the day such determination is requested to be made.
Standard Securitization Undertakings means representations, warranties, covenants and indemnities entered into by the Company or any of its Subsidiaries that are reasonably customary in a receivables securitization transaction.

Statutory Reserve Rate means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Administrative Agent is subject with respect to the Eurodollar Rate (Reserve Adjusted), for eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of such FRB).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
Subsidiary means, as to any Person, (a) any corporation of which more than 50% of the issued and outstanding Equity Securities having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its Subsidiaries or by one or more of such Person's other Subsidiaries, (b) any partnership, joint venture, limited liability company or other association of which more than 50% of the equity interest having the power to vote, direct or control the management of such partnership, joint venture, limited liability company or other association is at the time owned and controlled by such Person, by such Person and one or more of its Subsidiaries or by one or more of such Person's other Subsidiaries, or (c) any other Person included in the financial statements of such Person on a consolidated basis.  Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of the Company.
Swap Agreement means (a) any and all rate swap transactions, basis swaps, forward rate transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing); provided that any such transaction is governed by or subject to a Master Agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any other master agreement published by any successor organization thereto (any such master agreement, together with any related schedules, as amended, restated, extended, supplemented or otherwise modified in writing from time to time, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.
Taxes means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Termination Date means the earlier to occur of (a) May 9, 2014 or (b) such other date on which the Commitments shall terminate pursuant to Section 6 or 12.
Total Indebtedness means, at any date of determination, the total of all Indebtedness of the Company and the Restricted Subsidiaries outstanding on such date, after eliminating all offsetting debits and credits between the Company and the Restricted Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and the Restricted Subsidiaries in accordance with GAAP.
Total Outstandings means at any time the sum of (a) the aggregate Dollar Equivalent principal amount of all outstanding Loans plus (b) the L/C Exposure.
Type - see Section 2.2.1.
Unmatured Event of Default means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
Unrestricted Subsidiary means any Subsidiary which is designated as an Unrestricted Subsidiary on Schedule 9.7 or is designated as such in writing by the Company to each Lender pursuant to Section 10.18; provided that no Material Subsidiary shall be an Unrestricted Subsidiary.
U.S. Person means any Person that is a "United States Person" as defined in Section 7701(a)(30) of the Code.
Wholly‑Owned Restricted Subsidiary means, at any time, (a) with respect to Domestic Subsidiaries, any Restricted Subsidiary one hundred percent (100%) of all of the equity interests (except directors' qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company's other wholly-owned Restricted Subsidiaries at such time, and (b) with respect to Foreign Subsidiaries, any Restricted Subsidiary ninety-five percent (95%) or more of all of the equity interests (except directors' qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company's other Wholly-Owned Restricted Subsidiaries at such time.
Withholding Agent means the Company or the Administrative Agent, as applicable.
Yen and ¥ mean the lawful currency of Japan.
Yen LIBOR means, for any Yen Loan for any Interest Period, the per annum rate (reserve adjusted as provided below) of interest at which Yen deposits in immediately available funds are offered in the interbank eurodollar market as presented on Reuters Screen LIBOR01 (formerly known as page 3750 of the Moneyline Telerate Service) as of 11:00 a.m., London time, two Business Days prior to the beginning of such Interest Period, for delivery on the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount equal or comparable to the Yen Loan of JPMCB to which such Interest Period relates.  The foregoing rate of interest shall be reserve adjusted by dividing Yen LIBOR by one minus the Yen LIBOR Reserve Percentage.  All references in this Agreement or other Loan Documents to Yen LIBOR shall mean and include the aforesaid reserve adjustment.  "Reuters Screen LIBOR01" means the display designated on page LIBOR01 on Reuters Page or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association interest settlement rates for Yen deposits or, in the absence of such availability, by reference to the average of the rates at which three major banks designated by the Administrative Agent are offered Yen deposits at or about 11:00 a.m., London time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market.

Yen LIBOR Loan means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a fixed rate of interest determined by reference to Yen LIBOR.
Yen LIBOR Office means, with respect to any Lender, the office or offices of such Lender which shall be making or maintaining the Yen LIBOR Loans of such Lender hereunder.  A Yen LIBOR Office of any Lender may be, at the option of such Lender, either a domestic or foreign office.
Yen LIBOR Reserve Percentage means, relative to any Interest Period, the maximum reserve percentage in effect on the date Yen LIBOR for such Interest Period is determined under regulations issued from time to time by the FRB, the Japanese Ministry of Finance or the Bank of Japan (or any successor regulatory body) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of such FRB) having a term comparable to such Interest Period.
1.2      Other Interpretive Provisions.  (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)      Section, clause, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)      (i)        The term "including" is not limiting and means "including without limitation."

(ii)
In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

(d)      Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation.

(e)      This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(f)      This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Company, the Lenders and the other parties thereto and are the products of all parties.  Accordingly, they shall not be construed against the Administrative Agent or the Lenders merely because of the Administrative Agent's or Lenders' involvement in their preparation.

1.3      Currency Fluctuations.  For purposes of calculating usage under Section 5 and the Total Outstandings as of any date (except as set forth in Section 6.3(b)), (a) the Dollar Equivalent amount of each Yen LIBOR Loan shall be calculated (i) during the first year following the Effective Date, using the Spot Rate of Exchange as in effect on the Effective Date, and (ii) during each year thereafter, using the Spot Rate of Exchange as in effect on the most-recent annual anniversary of the Effective Date (or if such day is not a Business Day, on the next succeeding Business Day), and (b) the L/C Exposure with respect to Letters of Credit denominated in a currency other than Dollars shall be calculated (i) on the date of the issuance thereof, (ii) on each date on which the face amount of such Letter of Credit is changed, (iii) on each date on which the Commitment Amount is reduced pursuant to Section 6.1 or increased pursuant to Section 6.2, or (iv) on any other date requested by the applicable Issuing Lender, in each case based upon the Spot Rate of Exchange for such date.

SECTION 2	COMMITMENTS OF THE LENDERS; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES.
2.1      Commitments.  On and subject to the terms and conditions of this Agreement, each of the Lenders, severally and for itself alone, agrees to make loans to, and to issue or participate in the issuance of letters of credit for the account of, the Company as follows:

2.1.1        Loans.  Each Lender will make loans on a revolving basis ("Loans") from time to time before the Termination Date in such Lender's Percentage of such aggregate amounts as the Company may from time to time request from all Lenders; provided that the Total Outstandings will not at any time exceed the Commitment Amount.

2.1.2        L/C Commitment.  (a)  The Issuing Lenders will issue letters of credit, in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to the applicable Issuing Lender and the Company (together with the Existing Letters of Credit, each a "Letter of Credit"), at the request of and for the account of the Company or any Subsidiary from time to time before the Termination Date and (b) as more fully set forth in Section 2.3.5, each Lender agrees to purchase a participation in each such Letter of Credit; provided that the L/C Exposure shall not at any time exceed the lesser of (i) $2,500,000 and (ii) the excess, if any, of the Commitment Amount over the aggregate Dollar Equivalent principal amount of all outstanding Loans.

2.2      Loan Procedures.

2.2.1        Various Types of Loans.  Each Loan shall be either a Floating Rate Loan, a Yen LIBOR Loan or a Eurodollar Loan (each a "Type"), as the Company shall specify in the related notice of borrowing or conversion pursuant to Section 2.2.2 or 2.2.3.  Yen LIBOR Loans or Eurodollar Loans having the same Interest Period are sometimes called a "Group" or collectively "Groups".  Floating Rate Loans, Yen LIBOR Loans and Eurodollar Loans may be outstanding at the same time; provided that (i) not more than five different Groups of Yen LIBOR Loans shall be outstanding at any one time, (ii) the aggregate principal amount of each Group of Yen LIBOR Loans shall at all times be at least ¥100,000,000 and an integral multiple of ¥100,000,000, (iii) not more than five different Groups of Eurodollar Loans shall be outstanding at any one time and (iv) the aggregate principal amount of each Group of Eurodollar Loans shall at all times be at least $1,000,000 and an integral multiple of $1,000,000.  All borrowings, conversions and repayments of Loans shall be effected so that each Lender will have a pro rata share (according to its Percentage) of all Types and Groups of Loans.

2.2.2        Borrowing Procedures.  The Company shall give written or telephonic (followed promptly by written confirmation thereof) notice substantially in the form of Exhibit C to the Administrative Agent of each proposed borrowing not later than (a) in the case of a Floating Rate borrowing, noon, Salt Lake City time, on the proposed date of such borrowing, (b)  in the case of a Yen LIBOR borrowing, 10:00 a.m., Salt Lake City time, at least three Business Days prior to the proposed date of such borrowing, and (c) in the case of a Eurodollar borrowing, 10:00 a.m., Salt Lake City time, at least three Business Days prior to the proposed date of such borrowing.  Each such notice shall be effective upon receipt by the Administrative Agent, shall be irrevocable, and shall specify the date, amount and Type of Loans comprising the requested borrowing and, in the case of a Yen LIBOR or Eurodollar borrowing, the initial Interest Period therefor.  Promptly upon receipt of such notice, the Administrative Agent shall advise each Lender thereof.  Not later than 2:00 p.m., Salt Lake City time, on the date of a proposed borrowing, each Lender shall provide the Administrative Agent at the office specified by the Administrative Agent with (a) in the case of a Yen LIBOR borrowing, Yen in immediately available funds, or (b) in the case of a Floating Rate borrowing or a Eurodollar borrowing, Dollars in immediately available funds, in each case covering such Lender's Percentage of such borrowing and, so long as the Administrative Agent has not received written notice that the conditions precedent set forth in Section 11 with respect to such borrowing have not been satisfied, the Administrative Agent shall pay over the requested amount to the Company on the requested borrowing date.  Each borrowing shall be on a Business Day.  Each Floating Rate borrowing shall be in an aggregate amount of $1,000,000 or an integral multiple thereof.  Each other borrowing shall be in the applicable amount required for a Group pursuant to Section 2.2.1.  Each written borrowing notice shall be in the form of Exhibit C with appropriate insertions.

2.2.3        Conversion and Continuation Procedures.  (a)  Subject to the provisions of Section 2.2.1, the Company may, upon irrevocable written notice substantially in the form of Exhibit C to the Administrative Agent in accordance with clause (b) below:

(i)	elect, as of any Business Day, to convert any outstanding Floating Rate Loan into a Eurodollar Loan or any outstanding Eurodollar Loan to a Floating Rate Loan; or
(ii)
elect, as of the last day of the applicable Interest Period, to continue any Group of Yen LIBOR Loans or Eurodollar Loans having an Interest Period expiring on such day (or any part thereof in the applicable amount required for a Group pursuant to Section 2.2.1) for a new Interest Period.

(b)      The Company shall give written or telephonic (followed promptly by written confirmation thereof) notice to the Administrative Agent of each proposed conversion or continuation not later than (i) in the case of conversion of Eurodollar Loans into Floating Rate Loans, 11:00 a.m., Salt Lake City time, on the proposed date of such conversion, (ii) in the case of continuation of Yen LIBOR Loans, 11:00 a.m., Salt Lake City time, at least three Business Days prior to the proposed date of such continuation, and (iii) in the case of a conversion of Floating Rate Loans into or continuation of Eurodollar Loans, 11:00 a.m., Salt Lake City time, at least three Business Days prior to the proposed date of such conversion or continuation, specifying in each case:

(1)	the proposed date of conversion or continuation;
(2)	the aggregate amount and currency of the Loans to be converted or continued;
(3)	the Type of Loans resulting from the proposed conversion or continuation; and
(4)	in the case of continuation of Yen LIBOR Loans or conversion into, or continuation of, Eurodollar Loans, the duration of the requested Interest Period therefor.
(c)      If upon expiration of any Interest Period applicable to Yen LIBOR Loans, the Company has failed to select timely a new Interest Period to be applicable to such Yen LIBOR Loans, the Company shall be deemed to have elected to continue such Yen LIBOR Loans for a one-month Interest Period.

(d)      If upon expiration of any Interest Period applicable to Eurodollar Loans, the Company has failed to select timely a new Interest Period to be applicable to such Eurodollar Loans, the Company shall be deemed to have elected to convert such Eurodollar Loans into Floating Rate Loans effective on the last day of such Interest Period.

(e)      The Administrative Agent will promptly notify each Lender of its receipt of a notice of conversion or continuation pursuant to this Section 2.2.3 or, if no timely notice is provided by the Company, of the details of any automatic continuation or conversion.

(f)      Unless the Required Lenders otherwise consent, during the existence of any Event of Default or Unmatured Event of Default, the Company may not elect to have a Floating Rate Loan converted into or continued as a Eurodollar Loan.

2.3      Letter of Credit Procedures.

2.3.1        L/C Applications.  The Company shall give notice to the Administrative Agent and the applicable Issuing Lender of the proposed issuance of each Letter of Credit on a Business Day which is at least three Business Days (or such lesser number of days as the Administrative Agent and such Issuing Lender shall agree in any particular instance) prior to the proposed date of issuance of such Letter of Credit.  Each such notice shall be accompanied by an L/C Application, duly executed by the Company (together with any Subsidiary for the account of which the related Letter of Credit is to be issued) and in all respects satisfactory to the Administrative Agent and the applicable Issuing Lender, together with such other documentation as the Administrative Agent or such Issuing Lender may reasonably request in support thereof, it being understood that each L/C Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the amount (which shall be denominated in Dollars or any other foreign currency (i) as to which a Dollar Equivalent may be readily calculated, (ii) which is readily available, freely transferable and convertible into Dollars and (iii) has been agreed to by the applicable Issuing Lender), whether such Letter of Credit is to be transferable in whole or in part and the expiration date of such Letter of Credit (which shall not be later than five Business Days prior to the Termination Date).  So long as the applicable Issuing Lender has not received written notice that the conditions precedent set forth in Section 11 with respect to the issuance of such Letter of Credit have not been satisfied, such Issuing Lender shall issue such Letter of Credit on the requested issuance date.  Each Issuing Lender shall promptly advise the Administrative Agent of the issuance of each Letter of Credit by such Issuing Lender and of any amendment thereto, extension thereof or event or circumstance changing the amount available for drawing thereunder.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any L/C Application, the terms and conditions of this Agreement shall control.

2.3.2        Participations in Letters of Credit.  Concurrently with the issuance of each Letter of Credit, the applicable Issuing Lender shall be deemed to have sold and transferred to each other Lender, and each other Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such other Lender's Percentage, in such Letter of Credit and the Company's reimbursement obligations with respect thereto.  For the purposes of this Agreement, the unparticipated portion of each Letter of Credit shall be deemed to be the applicable Issuing Lender's "participation" therein.  Each Issuing Lender hereby agrees, upon request of the Administrative Agent or any Lender, to deliver to such Lender a list of all outstanding Letters of Credit issued by such Issuing Lender, together with such information related thereto as such Lender may reasonably request.

2.3.3        Reimbursement Obligations.  The Company hereby unconditionally and irrevocably agrees to reimburse the applicable Issuing Lender for each payment or disbursement made by such Issuing Lender under any Letter of Credit honoring any demand for payment made by the beneficiary thereunder, in each case on the date that such payment or disbursement is made.  Any amount not reimbursed on the date of such payment or disbursement shall bear interest from the date of such payment or disbursement to the date that such Issuing Lender is reimbursed by the Company therefor, payable on demand, at a rate per annum equal to the Base Rate from time to time in effect plus the Applicable Margin for Floating Rate Loans from time to time in effect plus, beginning on the third Business Day after receipt of notice from such Issuing Lender of such payment or disbursement, 2%.  The applicable Issuing Lender shall notify the Company and the Administrative Agent whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; provided, that the failure of such Issuing Lender to so notify the Company shall not affect the rights of such Issuing Lender or the Lenders in any manner whatsoever.

2.3.4        Obligations Absolute.  The Company's obligation to reimburse any payment or disbursement in respect of a Letter of Credit as provided in Section 2.3.3 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company's obligations hereunder.  None of the Administrative Agent, the Lenders, the Issuing Lenders or any other Lender Party shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Lender; provided that the foregoing shall not be construed to excuse an Issuing Lender from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by such Issuing Lender's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Lender (as finally determined by a court of competent jurisdiction), such Issuing Lender shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

2.3.5        Funding by Lenders to Issuing Lenders.  If an Issuing Lender makes any payment or disbursement under any Letter of Credit and the Company has not reimbursed such Issuing Lender in full for such payment or disbursement by noon, Salt Lake City time, on the date of such payment or disbursement, or if any reimbursement received by such Issuing Lender from the Company is or must be returned or rescinded upon or during any bankruptcy or reorganization of the Company or otherwise, each other Lender shall be obligated to pay to the Administrative Agent for the account of such Issuing Lender, in full or partial payment of the purchase price of its participation in such Letter of Credit, its pro rata share (according to its Percentage) of such payment or disbursement (but no such payment shall diminish the obligations of the Company under Section 2.3.3), and upon notice from the applicable Issuing Lender, the Administrative Agent shall promptly notify each other Lender thereof.  Each other Lender irrevocably and unconditionally agrees to so pay to the Administrative Agent in immediately available funds for the applicable Issuing Lender's account the amount of such other Lender's Percentage of such payment or disbursement.  If and to the extent any Lender shall not have made such amount available to the Administrative Agent by 2:00 P.M., Salt Lake City time, on the Business Day on which such Lender receives notice from the Administrative Agent of such payment or disbursement (it being understood that any such notice received after 1:00 P.M., Salt Lake City time, on any Business Day shall be deemed to have been received on the next following Business Day), such Lender agrees to pay interest on such amount to the Administrative Agent for the applicable Issuing Lender's account forthwith on demand for each day from the date such amount was to have been delivered to the Administrative Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Effective Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect.  Any Lender's failure to make available to the Administrative Agent its Percentage of any such payment or disbursement shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent such other Lender's Percentage of such payment, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent such other Lender's Percentage of any such payment or disbursement.

2.3.6        Cash Collateral.   All cash collateral delivered to the Administrative Agent pursuant to this Agreement shall be held by the Administrative Agent in a non-interest bearing account as collateral for the payment and performance by the Company of its obligations under this Agreement and the other Loan Documents.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Company hereby grants the Administrative Agent a security interest in the account into which such cash collateral is deposited.  Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Lender for unreimbursed drawings under Letters of Credit issued by such Issuing Lender and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the L/C Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Company under this Agreement and the other Loan Documents.

2.4      Commitments Several.  The failure of any Lender to make a requested Loan on any date shall not relieve any other Lender of its obligation (if any) to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.

2.5      Certain Conditions.  Notwithstanding any other provision of this Agreement, no Lender shall have an obligation to make any Loan, to permit the continuation of any Yen LIBOR Loan or to permit the continuation of or any conversion into any Eurodollar Loan, and no Issuing Lender shall have any obligation to issue any Letter of Credit, if an Event of Default or Unmatured Event of Default exists.

2.6  Defaulting Lenders Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)      fees shall cease to accrue on the unused Commitment of such Defaulting Lender pursuant to Section 5.1;
(b)      the Commitment and Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 14.1); provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;
(c)      if any L/C Exposure exists at the time such Lender becomes a Defaulting Lender then:
(i)      all or any part of the L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Percentages but only to the extent that (x) the sum of all non-Defaulting Lenders' outstanding Loans and L/C Exposures plus such Defaulting Lender's L/C Exposure does not exceed the total of all non-Defaulting Lenders' Commitments and (y) the conditions set forth in Section 11.2 are satisfied at such time;
(ii)      if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within one Business Day following notice by the Administrative Agent deliver cash collateral to the Administrative Agent for the benefit of the Issuing Lenders with respect only to the Company's obligations corresponding to such Defaulting Lender's L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above), to be held for so long as such L/C Exposure is outstanding;
(iii)      if the Company cash collateralizes any portion of such Defaulting Lender's L/C Exposure pursuant to clause (ii) above, the Company shall not be required to pay any fees to such Defaulting Lender pursuant to Section 5.3 with respect to such Defaulting Lender's L/C Exposure during the period such Defaulting Lender's L/C Exposure is cash collateralized;
(iv)      if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 5.1 and 5.3 shall be adjusted in accordance with such non-Defaulting Lenders' Percentages; and
(v)      if all or any portion of such Defaulting Lender's L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Lender or any other Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender under Section 5.1 (solely with respect to the portion of such Defaulting Lender's Commitment that was utilized by such L/C Exposure) and letter of credit fees payable under Section 5.3 with respect to such Defaulting Lender's L/C Exposure shall be payable to the applicable Issuing Lender until and to the extent that such L/C Exposure is reallocated and/or cash collateralized; and

(d)      so long as such Lender is a Defaulting Lender, no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender's then outstanding L/C Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Company in accordance with Section 2.6(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.6(c)(i) (and such Defaulting Lender shall not participate therein).
If (i) a Bankruptcy Event with respect to a parent company of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) any Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless such Issuing Lender shall have entered into arrangements with the Company or such Lender, satisfactory to such Issuing Lender, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Company and each Issuing Lender agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender's Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Percentage.

SECTION 3	NOTES EVIDENCING LOANS.
3.1      Notes.  The Loans of each Lender shall be evidenced by a promissory note (each a "Note") payable to the order of such Lender substantially in the form set forth in Exhibit A.

3.2      Recordkeeping.  Each Lender shall record in its records, or at its option on the schedule attached to its Note, the date and amount of each Loan made by such Lender, each repayment or conversion thereof and, in the case of each Yen LIBOR Loan or Eurodollar Loan, the dates on which each Interest Period for such Loan shall begin and end.  The aggregate unpaid principal amount so recorded shall be prima facie evidence of the principal amount owing and unpaid on such Note.  The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of the Company hereunder or under any Note to repay the principal amount of the Loans evidenced by such Note together with all interest accruing thereon.

SECTION 4	INTEREST.
4.1      Interest Rates.  The Company promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows:

(a)      in the case of a Loan in Dollars, (i) at all times while such Loan is a Floating Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Applicable Margin for Floating Rate Loans from time to time in effect; and (ii) at all times while such Loan is a Eurodollar Loan, at a rate per annum equal to the sum of the Eurodollar Rate (Reserve Adjusted) applicable to each Interest Period for such Loan plus the Applicable Margin for Eurodollar Loans from time to time in effect; and

(b)      in the case of a Yen LIBOR Loan, at a rate per annum equal to the sum of the Yen LIBOR applicable to each Interest Period for such Loan plus the Applicable Margin for Yen LIBOR Loans in effect;
provided that upon request of the Required Lenders at any time an Event of Default exists, the interest rate applicable to each Loan shall be increased by 2%.
4.2      Interest Payment Dates.  Accrued interest on each Floating Rate Loan shall be payable in arrears on the last Business Day of each calendar quarter and at maturity.  Accrued interest on each Yen LIBOR Loan and Eurodollar Loan shall be payable on the last day of each Interest Period relating to such Loan (and, in the case of a Yen LIBOR Loan or Eurodollar Loan with a six-month Interest Period, on the three-month anniversary of the first day of such Interest Period) and at maturity.  After maturity, accrued interest on all Loans shall be payable on demand.

4.3      Setting and Notice of Rates.  (a) The applicable Yen LIBOR for each Interest Period shall be determined by the Administrative Agent, and notice thereof shall be given by the Administrative Agent promptly to the Company and each Lender.

(b)      The applicable Eurodollar Rate for each Interest Period shall be determined by the Administrative Agent, and notice thereof shall be given by the Administrative Agent promptly to the Company and each Lender.

(c)      Each determination of the applicable Yen LIBOR or Eurodollar Rate by the Administrative Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error.  The Administrative Agent shall, upon written request of the Company or any Lender, deliver to the Company or such Lender a statement showing the computations used by the Administrative Agent in determining any applicable Yen LIBOR or Eurodollar Rate hereunder.

4.4      Computation of Interest.  All computations of interest for Floating Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and for the actual number of days elapsed.  All other computations of interest shall be made on the basis of a year of 360 days and for the actual number of days elapsed.  The applicable interest rate for each Floating Rate Loan shall change simultaneously with each change in the Base Rate.

SECTION 5	FEES.
5.1      Commitment Fee.  The Company agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, for the period from the Effective Date to the Termination Date, at a rate per annum equal to the Commitment Fee Rate in effect from time to time of the actual amount of the unused Dollar Equivalent amount of such Lender's Percentage of the Commitment Amount as of the end of each day in such period.  For purposes of calculating usage under this Section, the Commitment Amount shall be deemed used to the extent of the Total Outstandings.  Such commitment fee shall be payable in arrears on the last Business Day of each calendar quarter and on the Termination Date for any period then ending for which such commitment fee shall not have theretofore been paid.  The commitment fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

5.2      [RESERVED]

5.3      Letter of Credit Fees.  (a) The Company agrees to pay to the Administrative Agent for the account of the Lenders pro rata according to their respective Percentages a letter of credit fee for each standby Letter of Credit in an amount equal to the rate per annum in effect from time to time pursuant to Schedule 1.1 of the Dollar Equivalent undrawn amount of such standby Letter of Credit (computed for the actual number of days elapsed on the basis of a year of 360 days); provided that upon request of the Required Lenders at any time an Event of Default exists, the rate applicable to each standby Letter of Credit shall be increased by 2%.  Such letter of credit fee shall be payable in arrears on the last Business Day of each calendar quarter and on the Termination Date for the period from the date of the issuance of each standby Letter of Credit to the date such payment is due or, if earlier, the date on which such standby Letter of Credit expired or was terminated.  After the Termination Date, such letter of credit fee shall be payable on demand.

(b)      The Company agrees to pay to the Administrative Agent for the account of the Lenders pro rata according to their respective Percentages a letter of credit fee for each commercial Letter of Credit in an amount equal to the greater of 0.125% of the Dollar Equivalent face amount of such Letter of Credit and $100.  Such letter of credit fee shall be payable for each commercial Letter of Credit on the earlier of the last Business Day of the calendar quarter in which such Letter of Credit is issued and the Termination Date.

(c)      The Company agrees to pay each Issuing Lender a fronting fee for each Letter of Credit issued by such Issuing Lender in an amount separately agreed to between the Company and such Issuing Lender.

(d)      In addition, with respect to each Letter of Credit, the Company agrees to pay to the applicable Issuing Lender, for its own account, such fees and expenses as such Issuing Lender customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations.

5.4      Administrative Agent's Fees.  The Company agrees to pay to the Administrative Agent such administrative agent's fees as are mutually agreed to from time to time by the Company and the Administrative Agent.

SECTION 6	REDUCTION IN THE COMMITMENT AMOUNT; INCREMENTAL FACILITIES; PREPAYMENTS.
6.1      Voluntary Reductions in the Commitment Amount.  The Company may from time to time on at least five Business Days' prior written notice received by the Administrative Agent (which shall promptly advise each Lender thereof) permanently reduce the Commitment Amount to an amount not less than the Total Outstandings.  Any such reduction shall be in an amount not less than $5,000,000 or a higher integral multiple of $1,000,000.  The Company may at any time on like notice terminate the Commitments upon payment in full of all Loans and all other obligations of the Company hereunder and cash collateralization in full, pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, of all obligations arising with respect to Letters of Credit.  All reductions of the Commitment Amount shall reduce the amounts of the Commitments of the Lenders pro rata according to their respective Percentages.

6.2      Incremental Facilities.

(a)      Subject to the terms and conditions set forth herein (including Section 11.2) the Lenders agree that the Company may, on one occasion prior to the Termination Date, deliver a written notice to the Administrative Agent (an "Incremental Request") requesting the making of term loans (the "Incremental Term Loans"; and the credit facility for making any Incremental Term Loans is the "Incremental Term Facility") and/or the increase of the Commitment Amount (the increased Commitments, the "Incremental Commitments"; and revolving loans made thereunder the "Incremental Revolving Loans"; and the credit facility for making any Incremental Revolving Loans is the "Incremental Revolving Facility"; together with the Incremental Term Facility, the "Incremental Facility"; the Incremental Revolving Loans together with the Incremental Term Loans, the "Incremental Loans") in an aggregate principal amount mutually agreed by the Company, the Administrative Agent and each Lender providing all or a portion of the Incremental Facility; provided that immediately prior to and after giving effect to the Incremental Facility Amendment (as defined below) and the making of any Incremental Loans pursuant thereto), (x) no Event of Default or Unmatured Event of Default has occurred and is continuing or would result therefrom and (y) the Company is in compliance with the covenants set forth in Section 10.10 and 10.11 calculated on a pro forma basis as of the most recently ended period of 12 consecutive months for which financial statements are available and after giving pro forma effect to such Incremental Loans.

(b)      The existing Lenders may, but shall not be obligated to, participate in the Incremental Facility.  The Company make seek one or more new Persons (each of which must be consented to by the Administrative Agent and each Issuing Lender, unless such Person is an Affiliate of a Lender or an Approved Fund) to be added as Lenders for purposes of participating in such remaining portion (with allocations among the applicable Lenders to be determined by agreement of the Administrative Agent and the Company).

(c)      The proceeds of the Incremental Loans shall be used to consummate one or more acquisitions permitted hereunder and approved by the Administrative Agent, for working capital purposes and for other general corporate purposes of the Company.  The maturity date of any Incremental Loans shall be no earlier than the Termination Date.  Each Incremental Loan shall be pari passu with all Loans.  The interest rates for the Incremental Loans and amortization schedule applicable to the Incremental Term Loans shall be determined mutually and reasonably by the Company, the Administrative Agent and the Lenders providing the applicable Incremental Loans.  The Incremental Facility shall be on terms and pursuant to documentation applicable to the Commitments and Loans that are then outstanding (except to the extent permitted above with respect to the maturity date, amortization and interest rate) or otherwise reasonably satisfactory to the Administrative Agent.  Any Lender providing a portion of the Incremental Facility may receive a market-based upfront fee in connection therewith as mutually agreed by the Company, the Administrative Agent and such Lender.

(d)      The Incremental Facility shall be evidenced by an amendment (the "Incremental Facility Amendment") to this Agreement, giving effect to the modifications permitted by this Section 6.2 (and subject to the limitations set forth in the immediately preceding paragraph), executed by the Company, the Administrative Agent and each Lender (including any new Lender, if any) providing a portion of the Incremental Facility, which such amendment, when so executed, shall amend this Agreement as provided therein.  The Incremental Facility shall also require such amendments to the other Loan Documents, and such other new Loan Documents, as the Administrative Agent reasonably deems necessary or appropriate to effect the modifications permitted by this Section 6.2.  Neither the Incremental Facility Amendment, nor any such amendments to the other Loan Documents or such other new Loan Documents, shall be required to be executed or approved by any Lender, other than any Lender providing a portion of the Incremental Facility and the Administrative Agent, in order to be effective.  The effectiveness of the Incremental Facility Amendment shall be subject to, among other things, the satisfaction on the date thereof (the "Incremental Facility Closing Date") of each of the conditions set forth in Section 11.2, and, except as otherwise specified in the Incremental Facility Amendment, the Administrative Agent shall have received customary legal opinions as to matters reasonably requested, board resolutions and other customary closing documents and certificates reasonably requested by the Administrative Agent in connection therewith.  Notwithstanding anything to the contrary in this Section 6.2, no existing Lender shall be obligated to provide any Incremental Loan or Incremental Revolving Commitment (unless such Lender, in its sole and absolute discretion, agrees to provide such Incremental Loan or Incremental Revolving Commitment).

(e)      For the avoidance of doubt, only Lenders with a Commitment shall have any rights or obligations with respect to the Loans (other than Incremental Term Loans) or participations in Letters of Credit, and the term "Percentage" and pro rata share as used with respect to the Letters of Credit and Loans (other than Incremental Term Loans), including for purposes of Section 2.6, 5.1 and 5.3, shall be calculated without reference to the Incremental Term Loans.

6.3      Prepayments.

(a)      Voluntary Prepayments.  The Company may from time to time prepay the Loans in whole or in part; provided that the Company shall give the Administrative Agent (which shall promptly advise each Lender) notice thereof not later than 11:00 a.m., Salt Lake City time, (i) in the case of Floating Rate Loans, on the day of such prepayment, and (ii) in the case of Yen LIBOR Loans and Eurodollar Loans, at least three Business Days prior to the date of such prepayment, in each case specifying the Loans to be prepaid and the date (which shall be a Business Day) and amount of prepayment.  Each partial prepayment of Floating Rate Loans and Eurodollar Loans shall be in an aggregate principal amount of $1,000,000 or an integral multiple thereof and each partial prepayment of Yen LIBOR Loans shall be in an aggregate principal amount of ¥100,000,000 or an integral multiple thereof.  After giving effect to any partial prepayment, each borrowing of Yen LIBOR Loans and Eurodollar Loans shall be in the applicable amount required for a Group pursuant to Section 2.2.1.

(b)      Mandatory Prepayments Resulting from Currency Fluctuations.  If, as of the last Business Day of any month, the Total Outstandings (calculated (i) with respect to Yen LIBOR Loans, using the Spot Rate of Exchange for such day and (ii) with respect to Letters of Credit, as provided in Section 1.3(b)) exceed 110% of the Commitment Amount, (x) the Administrative Agent shall promptly notify the Company and (y) the Company shall, within seven Business Days following the receipt of such notice, prepay Loans by the amount of such excess (rounded upward, if necessary, to an integral multiple of (A) in the case of Floating Rate Loans and Eurodollar Loans, $1,000,000 and (B) in the case of Yen LIBOR Loans, ¥100,000,000).

(c)      All Prepayments.  All prepayments shall be applied to prepay the Loans of the Lenders pro rata according to their respective Percentages.  Any prepayment of a Yen LIBOR Loan or Eurodollar Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4.

SECTION 7	MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.
7.1      Making of Payments.  All payments of principal of or interest on the Loans, and of all fees, shall be made by the Company to the Administrative Agent in immediately available funds at the office specified by the Administrative Agent not later than 1:00 P.M., Salt Lake City time, on the date due; and funds received after that hour shall be deemed to have been received by the Administrative Agent on the next following Business Day.  The Administrative Agent shall promptly remit to each Lender its share of all such payments received in collected funds by the Administrative Agent for the account of such Lender.

All payments under Section 8.1 shall be made by the Company directly to the Lender entitled thereto.
7.2      Application of Certain Payments.  Each payment of principal shall be applied to such Loans as the Company shall direct by notice to be received by the Administrative Agent on or before the date of such payment or, in the absence of such notice, as the Administrative Agent shall determine in its discretion.  Concurrently with each remittance to any Lender of its share of any such payment, the Administrative Agent shall advise such Lender as to the application of such payment.

7.3      Due Date Extension.  If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a Yen LIBOR Loan or Eurodollar Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

7.4      Setoff.  The Company agrees that the Administrative Agent and each Lender have all rights of set-off and bankers' lien provided by applicable law, and in addition thereto, the Company agrees that at any time any Event of Default exists, the Administrative Agent and each Lender may apply to the payment of any obligations of the Company hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of the Company then or thereafter with the Administrative Agent or such Lender.

7.5      Proration of Payments.  If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise, but excluding any payment pursuant to Section 8.7 or 14.9) on account of principal of or interest on any Loan (or on account of its participation in any Letter of Credit) in excess of its pro rata share of payments and other recoveries obtained by all Lenders on account of principal of and interest on Loans (or such participation) then held by them, such Lender shall purchase from the other Lenders such participation in the Loans (or sub-participation in Letters of Credit) held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

7.6      Taxes.

      (a)Issuing Bank.  For purposes of this Section 7.6, the term "Lender" includes any Issuing Lender
      (b)Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Company under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Company shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Credit Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.
      (c)Payment of Other Taxes by the Company.  The Company shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
      (d)Indemnification by the Company.  The Company shall indemnify each Credit Party, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Credit Party or required to be withheld or deducted from a payment to such Credit Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Company by a Credit Party (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Credit Party, shall be conclusive absent manifest error.

      (e)Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Company has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of The Company to do so), (ii) Taxes attributable to such Lender's failure to comply with the provisions of Section 14.9.2 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).
      (f)Evidence of Payments.  As soon as practicable after any payment of Taxes by the Company to a Governmental Authority pursuant to this Section 7.6, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
      (g)Status of Lenders.
      (i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) each Lender that is a U.S. Person (1) represents and warrants to the Company and the Administrative Agent that, as of the date of this Agreement (or, in the case of an Assignee, the date it becomes a party hereto), it is entitled to receive payments hereunder without any deduction or withholding for or on account of any Taxes imposed by the United States of America or any political subdivision or taxing authority thereof and (2) shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(1)  in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;

(2)  executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate") and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C)  any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)      if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.
(h)      Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 7.6 (including by the payment of additional amounts pursuant to this Section 7.6), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)      Survival.  Each party's obligations under this Section 7.6 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j)      Limitations on Lender Claims.  Notwithstanding the foregoing provisions of this Section 7.6 if any Lender fails to notify the Company of any event or circumstance which will entitle such Lender to compensation pursuant to this Section 7.6 within 180 days after such Lender obtains knowledge of such event or circumstance, then such Lender shall not be entitled to compensation from the Company for any amount arising prior to the date which is 180 days before the date on which such Lender notifies the Company of such event or circumstance.
SECTION 8	INCREASED COSTS; SPECIAL PROVISIONS FOR YEN LIBOR LOANS AND EURODOLLAR LOANS.
8.1      Increased Costs.  (a) If, after the date hereof, any Change in Law or compliance by any Lender (or any Yen LIBOR Office or Eurodollar Office of such Lender) with any request or directive (whether or not having the force of law) of any Governmental Authority, central bank or comparable agency:

(i)
shall subject any Lender (or any Yen LIBOR Office or Eurodollar Office of such Lender) to any tax, duty or other charge with respect to its Yen LIBOR Loans or Eurodollar Loans, its Note or its obligation to make Yen LIBOR Loans or Eurodollar Loans, or shall change the basis of taxation of payments to any Lender of the principal of or interest on its Yen LIBOR Loans or Eurodollar Loans or any other amounts due under this Agreement in respect of its Yen LIBOR Loans or Eurodollar Loans or its obligation to make Yen LIBOR Loans or Eurodollar Loans (except for changes in the rate of tax on the overall net income of such Lender or its Yen LIBOR Office or Eurodollar Office imposed by the jurisdiction in which such Lender's principal executive office, Yen LIBOR Office or Eurodollar Office is located); or

(ii)
shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of interest rates pursuant to Section 4), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender (or any Yen LIBOR Office or Eurodollar Office of such Lender); or

(iii)
shall impose on any Lender (or its Yen LIBOR Office or Eurodollar Office) any other condition affecting its Yen LIBOR Loans or Eurodollar Loans, its Note or its obligation to make Yen LIBOR Loans or Eurodollar Loans;

and the result of any of the foregoing is to increase the cost to (or in the case of Regulation D of the FRB, to impose a cost on) such Lender (or any Yen LIBOR Office or Eurodollar Office of such Lender) of making or maintaining any Yen LIBOR Loan or Eurodollar Loan, or to reduce the amount of any sum received or receivable by such Lender (or its Yen LIBOR Office or Eurodollar Office) under this Agreement or under its Note with respect thereto, then within 10 days after demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent), the Company shall pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction.
(b)      If any Lender shall reasonably determine that any Change in Law or compliance by any Lender or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of laws) of any Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's or such controlling Person's capital as a consequence of such Lender's obligations hereunder or under any Letter of Credit to a level below that which such Lender or such controlling Person could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such controlling Person's policies with respect to capital adequacy) by an amount deemed by such Lender or such controlling Person to be material, then from time to time, within 10 days after demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent), the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling Person for such reduction.

(c)      Notwithstanding the foregoing provisions of this Section 8.1, if any Lender fails to notify the Company of any event or circumstance which will entitle such Lender to compensation pursuant to this Section 8.1 within 180 days after such Lender obtains knowledge of such event or circumstance, then such Lender shall not be entitled to compensation from the Company for any amount arising prior to the date which is 180 days before the date on which such Lender notifies the Company of such event or circumstance.

8.2      Basis for Determining Interest Rate Inadequate or Unfair.  If with respect to the relevant Loan for any Interest Period:

(a)      deposits in Yen or Dollars, as applicable, in the relevant amounts are not being offered to the Administrative Agent in the interbank eurodollar market for such Interest Period, or the Administrative Agent otherwise reasonably determines (which determination shall be binding and conclusive on the Company) that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable Yen LIBOR or Eurodollar Rate; or

(b)      Lenders having an aggregate Percentage of 40% or more advise the Administrative Agent that Yen LIBOR or the Eurodollar Rate (Reserve Adjusted) as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of maintaining or funding Yen LIBOR Loans or Eurodollar Loans, as the case may be, for such Interest Period (taking into account any amount to which such Lenders may be entitled under Section 8.1) or that the making or funding of Yen LIBOR Loans or Eurodollar Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of such Lenders materially affects such Loans;

then the Administrative Agent shall promptly notify the other parties thereof and, so long as such circumstances shall continue, (x) no Lender shall be under any obligation to make or convert into Eurodollar Loans or Yen LIBOR Loans, as applicable, (y) on the last day of the current Interest Period for each Yen LIBOR Loan, such Loan shall be repaid in full, and (z) on the last day of the current Interest Period for each Eurodollar Loan, such Loan shall (unless then repaid) automatically convert to a Floating Rate Loan.
8.3      Changes in Law Rendering Loans Unlawful.  If any change in (including the adoption of any new) applicable laws or regulations, or any change in the interpretation of applicable laws or regulations by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of any Lender cause a substantial question as to whether it is) unlawful for any Lender to make, maintain or fund Eurodollar Loans or Yen LIBOR Loans, then such Lender shall promptly notify the Company and the Administrative Agent and, so long as such circumstances shall continue:

(a)      In the case of Eurodollar Loans, (i) such Lender shall have no obligation to make or convert into Eurodollar Loans (but shall make Floating Rate Loans concurrently with the making of or conversion into Eurodollar Loans by the Lenders which are not so affected, in each case in an amount equal to such Lender's pro rata share of all Eurodollar Loans which would be made or converted into at such time in the absence of such circumstances) and (ii) on the last day of the current Interest Period for each Eurodollar Loan of such Lender (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such Eurodollar Loan shall, unless then repaid in full, automatically convert to a Floating Rate Loan.  Each Floating Rate Loan made by a Lender which, but for the circumstances described in the foregoing sentence, would be a Eurodollar Loan (an "Affected Loan") shall remain outstanding for the same period as the Group of Eurodollar Loans of which such Affected Loan would be a part absent such circumstances.

(b)      In the case of Yen LIBOR Loans, (i) no Lender shall have any obligation to make or continue any Yen LIBOR Loans and (ii) on the last day of the current Interest Period for each borrowing of Yen LIBOR Loans, such Yen LIBOR Loans shall be paid in full.

8.4      Funding Losses.  The Company hereby agrees that upon demand by any Lender (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed, a copy of which shall be furnished to the Administrative Agent), the Company will indemnify such Lender against any net loss or expense which such Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any Yen LIBOR Loan or Eurodollar Loan), as reasonably determined by such Lender, as a result of (a) any payment, prepayment or conversion of any Yen LIBOR Loan or Eurodollar Loan of such Lender on a date other than the last day of an Interest Period for such Loan (including any prepayment or conversion pursuant to Section 8.3) or (b) any failure of the Company to borrow, continue or convert any Loan on a date specified therefor in a notice of borrowing or conversion pursuant to this Agreement.  For this purpose, all notices to the Administrative Agent pursuant to this Agreement shall be deemed to be irrevocable.

8.5      Right of Lenders to Fund through Other Offices.  Each Lender may, if it so elects, fulfill its commitment as to any Yen LIBOR Loan or Eurodollar Loan by causing a foreign branch or affiliate of such Lender to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Lender and the obligation of the Company to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or affiliate.

8.6      Discretion of Lenders as to Manner of Funding.  Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each Yen LIBOR Loan and Eurodollar Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Yen LIBOR (prior to adjustment for reserves) or the Eurodollar Rate for such Interest Period, as the case may be.

8.7      Mitigation of Circumstances; Replacement of Affected Lender.  (a) Each Lender shall promptly notify the Company and the Administrative Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender's good faith judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by the Company to pay any amount pursuant to Section 7.6 or 8.1 or (ii) the occurrence of any circumstance of the nature described in Section 8.2 or 8.3 (and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify the Company and the Administrative Agent).  Without limiting the foregoing, each Lender will designate a different funding office if such designation will avoid (or reduce the cost to the Company of) any event described in clause (i) or (ii) of the preceding sentence and such designation will not, in such Lender's sole good faith judgment, be otherwise disadvantageous to such Lender.

(b)      At any time any Lender is an Affected Lender, the Company may replace such Affected Lender as a party to this Agreement with one or more other banks or financial institutions reasonably satisfactory to the Administrative Agent (and upon notice from the Company such Affected Lender shall assign pursuant to an Assignment Agreement (subject to the requirements of Section 14.9.1), and without recourse or warranty, its Commitment, its Loans, its Note, its participation in Letters of Credit, and all of its other rights and obligations hereunder to such replacement bank(s) or other financial institution(s) for a purchase price equal to the sum of the principal amount of the Loans so assigned, all accrued and unpaid interest thereon, its ratable share of all accrued and unpaid fees, any amounts payable under Section 8.4 as a result of such Lender receiving payment of any Yen LIBOR Loan or Eurodollar Loan prior to the end of an Interest Period therefor and all other obligations owed to such Affected Lender hereunder); provided that, in the case of any such assignment resulting from a claim for compensation under Section 8.1 or payments required to be made pursuant to Section 7.6, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

8.8      Conclusiveness of Statements; Survival of Provisions.  Determinations and statements of any Lender pursuant to Section 8.1, 8.2, 8.3 or 8.4 shall be conclusive absent demonstrable error.  Lenders may use reasonable averaging and attribution methods in determining compensation under Sections 8.1 and 8.4, and the provisions of such Sections shall survive repayment of the Loans, cancellation of the Notes, cancellation or expiration of the Letters of Credit and any termination of this Agreement.

SECTION 9	WARRANTIES.
To induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to make Loans and issue or purchase participations in Letters of Credit hereunder, the Company warrants to the Administrative Agent and the Lenders that:
9.1      Organization, etc.  The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and each other Loan Document to which it is a party, and to perform the provisions hereof and thereof.

9.2      Authorization; No Conflict.  This Agreement and each other Loan Document to which the Company is a party have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement and each other Loan Document to which it is a party constitutes, or will upon execution thereof constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  The execution, delivery and performance by the Company of this Agreement, the Notes and each other Loan Document to which it is a party will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, note purchase or credit agreement, corporate charter or bylaws, or any other Material agreement, lease or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary, or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

9.3      Financial Condition.  The audited consolidated financial statements of the Company and its Restricted Subsidiaries for the three most recently completed fiscal years prior to the date as of which this representation is made or repeated to Lenders (other than fiscal years completed within 120 days prior to such date for which audited financial statements have not been released) and the audited consolidated and consolidating financial statements of the Company and its Subsidiaries for the most recently completed fiscal year, copies of which in each case have been furnished to each Lender which is a party hereto (including in each case the related schedules and notes) fairly present the consolidated financial position of the Company and the Restricted Subsidiaries as of the respective dates specified in such financial statements and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

9.4      No Material Adverse Change.  Since the end of the most recent fiscal year for which financial statements have been provided, except as disclosed in publicly available SEC filings prior to the date hereof, there has been no Material adverse change in the financial condition, operations, assets, business, properties or prospects of the Company and its Subsidiaries taken as a whole.

9.5      Governmental Authorizations; etc.  No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company or any of its Restricted Subsidiaries of this Agreement or the other Loan Documents.

9.6      Title to Property; Leases.  The Company and the Restricted Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 9.3 or purported to have been acquired by the Company or any Restricted Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement.  All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

9.7      Subsidiaries.  (a) Schedule 9.7 contains as of the date of effectiveness of this Agreement (except as noted therein or as disclosed after such date (i) in the Company's report on Form 8-K, 10-Q or 10-K filed with the Securities and Exchange Commission or (ii) by written notice from the Company to the Administrative Agent) complete and correct lists (x) of the Company's Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary and whether such Subsidiary is a Restricted Subsidiary or an Unrestricted Subsidiary, and whether such Subsidiary is a Material Subsidiary, (y) of the Company's Affiliates, other than Subsidiaries, and (z) of the Company's directors and senior officers.

(b)      All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 9.7 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except for Permitted Liens, directors' qualifying shares, shares required to be owned by Persons pursuant to applicable foreign laws regarding foreign ownership, or as otherwise disclosed in Schedule 9.7).

(c)      Each Subsidiary identified in Schedule 9.7 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d)      No Material Subsidiary is a party to, or otherwise subject to any legal restriction or any agreement (other than this Agreement, the agreements listed on Schedule 9.7 and customary limitations imposed by corporate law statutes) restricting the ability of such Material Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Material Subsidiary.

9.8      Compliance with ERISA.  (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 430 or 436 of the Code or Section 4068 of ERISA, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b)      The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan's most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan's most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities.  The term "benefit liabilities" has the meaning specified in Section 4001 of ERISA and the terms "current value" and "present value" have the meaning specified in Section 3 of ERISA.

(c)      The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA in respect of Multiemployer Plans other than such liabilities that individually or in the aggregate are not material.

(d)      The expected postretirement benefit obligation (determined as of the last day of the Company's most recently ended fiscal year in accordance with Accounting Standards Codification 715-60 (formerly known as Financial Account Standards Board Statement No. 106), without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of the Company and its Subsidiaries is not Material or has otherwise been disclosed in the most recent consolidated financial statements of the Company and its Subsidiaries referenced in Section 9.3.

(e)      The execution and delivery of this Agreement and the other Loan Documents and the making of Loans and issuance of Letters of Credit hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code.

9.9      Litigation; Observance of Agreements, Statutes and Orders.  (a) There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(a)      Neither the Company nor any Restricted Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

9.10      Foreign Assets Control Regulations, etc.

(a)      Neither the Company nor any of its Affiliates is (i) a Person whose name appears on the list of Specially Designated National and Blocked Persons published by the Office of Foreign Assets Control, U.S. Department of Treasury ("OFAC") (an "OFAC Listed Person") or (ii) a department, agency or instrumentality of, or is otherwise controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any sanctions program administered by OFAC (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (ii), a "Blocked Person").

(b)      No part of the proceeds of the Loans constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used, directly by the Company or indirectly through any of its Affiliates, in connection with any investment in, or any transactions or dealings with, any Blocked Person.

(c)      To the Company's actual knowledge after making due inquiry, neither the Company nor any of its Affiliates (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any applicable law (collectively, "Anti-Money Laundering Laws"), (ii) has been assessed civil penalties under any Anti-Money Laundering Laws or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws.  The Company has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law) to ensure that the Company and each of its Affiliates are and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws.

(d)      No part of the proceeds from the Loans will be used, directly or indirectly, for any improper payments to any governmental official or employee, political party, official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage.  The Company has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law) to ensure that the Company and each of its Affiliates are and will continue to be in compliance with all applicable current and future anti-corruption laws and regulations.

9.11      Other Statutes.  Neither the Company nor any Restricted Subsidiary is subject to regulation under the Investment Company Act of 1940, the Public Utility Holding Company Act of 2005, the ICC Termination Act of 1995, or the Federal Power Act.

9.12      Licenses, Permits, etc.  (a) The Company and the Restricted Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without (except to the extent disclosed after the date hereof in the Company's report on Form 8-K, 10-Q or 10-K filed with the Securities and Exchange Commission) any known Material conflict with the rights of others, (b) to the best knowledge of the Company, except to the extent disclosed after the date hereof in the Company's report on Form 8-K, 10-Q or 10-K filed with the Securities and Exchange Commission, no product of the Company infringes in any Material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person; and (c) to the best knowledge of the Company, except to the extent disclosed after the date hereof in the Company's report on Form 8-K, 10-Q or 10-K filed with the Securities and Exchange Commission, there is no Material violation by any Person of any right of the Company or any Restricted Subsidiary with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by the Company or any Restricted Subsidiary.

9.13      Use of Proceeds; Margin Regulations.  The Company will apply the proceeds of the Loans for general corporate purposes (including repurchases of stock of the Company); provided that no part of the proceeds from the making of Loans or issuance of Letters of Credit hereunder will be used, directly or indirectly, so as to involve the Company or any Lender in a violation of Regulation U of the FRB (12 CFR 221) or Regulation X of the FRB (12 CFR 224), or to involve any broker or dealer in a violation of Regulation T of the FRB (12 CFR 220).  Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 5% of the value of such assets.  As used in this Section, the term "margin stock" shall have the meaning assigned to it in said Regulation U.

9.14      Taxes.  The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction (other than those tax returns which individually or collectively are not Material), and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material, or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP.  The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect.  The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of federal, state or other taxes for all fiscal periods are adequate in accordance with GAAP.  The federal income tax liabilities of the Company and its Subsidiaries have been resolved with the Internal Revenue Service and paid for all fiscal years up to and including the fiscal year ending on December 31, 1996.

9.15      Existing Indebtedness; Future Liens.  (a) Except as described therein, Schedule 9.15 sets forth a complete and correct list of all outstanding Indebtedness, separately listed for each such item of Indebtedness of $2,000,000 or more, of the Company and the Restricted Subsidiaries as of the Effective Date.

(b)      (i) Neither the Company nor any Restricted Subsidiary is in default in the payment of any principal or interest on any Indebtedness of the Company or such Restricted Subsidiary, and (ii) no event or condition exists with respect to any Indebtedness of the Company or any Restricted Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment, except for Indebtedness described in clauses (i) and (ii) which, in aggregate principal amount, does not exceed $5,000,000.

(c)      Neither the Company nor any Restricted Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.12.

9.16      Environmental Matters.  Neither the Company nor any of its Subsidiaries has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.  Except as otherwise disclosed to the Lenders in writing,

(a)      neither the Company nor any of its Subsidiaries has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;

(b)      neither the Company nor any of its Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them in a manner contrary to any Environmental Laws and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws, in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and

(c)      all buildings on all real properties now owned, leased or operated by the Company or any of its Subsidiaries are in compliance with all applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

9.17      Information.  As of the Effective Date and each other date on which the representation and warranty in this Section 9.17 is made, all information previously or contemporaneously furnished in writing by the Company or any Subsidiary to any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, taken as a whole, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Administrative Agent and the Lenders that (a) any projections and forecasts provided by the Company are based on good faith estimates and assumptions believed by the Company to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts will likely differ from projected or forecasted results and (b) any information provided by the Company or any Subsidiary with respect to any Person or assets acquired or to be acquired by the Company or any Subsidiary shall, for all periods prior to the date of such acquisition, be limited to the knowledge of the Company or the acquiring Subsidiary after reasonable inquiry).

SECTION 10	COVENANTS.
Until the expiration or termination of the Commitments and thereafter until all obligations of the Company hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated, the Company agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:
10.1      Reports, Certificates and Other Information.  Furnish to the Administrative Agent (with sufficient copies to provide one to each Lender):

10.1.1        Audit Report.  Promptly when available and in any event within 120 days (or if sooner, on the date consolidated statements are required to be delivered to any other creditor of the Company) after the end of each fiscal year of the Company, duplicate copies of, a consolidated and a consolidating balance sheet of the Company and its Subsidiaries, as at the end of such year, and consolidated and consolidating statements of income, changes in shareholders' equity and cash flows of the Company and its Subsidiaries, for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, which consolidated financial statements shall be accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such consolidated financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and which consolidating financial statements shall be certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments; provided that the delivery within the time period specified above of the Company's Annual Report on Form 10-K for such fiscal year (together with the Company's annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 10.1.1 to provide consolidated financial statements so long as such Annual Report on Form 10-K includes the consolidated financial statements identified above in this Section 10.1.1; provided further that such consolidating financial statements shall show the elimination of all Unrestricted Subsidiaries and the resultant consolidated financial statements of the Company and its Restricted Subsidiaries.

10.1.2        Quarterly Reports.  Promptly when available and in any event within 60 days (or if sooner, on the date consolidated statements are required to be delivered to any other creditor of the Company) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of a consolidated and a consolidating balance sheet of the Company and its Subsidiaries as at the end of such quarter, and consolidated and consolidating statements of income, changes in shareholders' equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments; provided that delivery within the time period specified above of copies of the Company's Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 10.1.2 to provide consolidated financial statements so long as such Quarterly Report on Form 10-Q includes the consolidated financial statements identified above in this Section 10.1.2; provided further, that such consolidating financial statements shall show the elimination of all Unrestricted Subsidiaries and the resultant consolidated financial statements of the Company and its Restricted Subsidiaries.

10.1.3        Compliance Certificates.  Together with each set of financial statements delivered to a Lender pursuant to Sections 10.1.1 and 10.1.2, a certificate of a Senior Financial Officer setting forth (a) the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Sections 10.10 and 10.11 during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence) and (b) a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes an Event of Default or an Unmatured Event of Default or, if any such condition or event existed or exists (including any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

10.1.4        SEC and Other Reports.  Promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such Lender), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the Securities and Exchange Commission and of all press releases and other statements made available generally by the Company or any Material Domestic Subsidiary to the public concerning developments that are Material.

10.1.5        Notice of Default.  Promptly, and in any event within five days, after a Responsible Officer becoming aware of the existence of any Event of Default or Unmatured Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 12.1.5, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto.

10.1.6        Notice of ERISA Matters.  Promptly, and in any event within fifteen days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto, with respect to any Plan, (i) any reportable event, as defined in Section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof, which could reasonably be expected to have a Material Adverse Effect, (ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, which could reasonably be expected to have a Material Adverse Effect, or (iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect.

10.1.7        Notices from Governmental Authority.  Promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect.

10.1.8        Management Reports.  With reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the other Loan Documents as from time to time may be reasonably requested by any Lender.

10.2      Inspections.  Permit the representatives of each Lender to (a) if no Event of Default or Unmatured Event of Default then exists, at the expense of such Lender and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company's officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Restricted Subsidiary, all at such reasonable times during business hours and as often as may be reasonably requested in writing and (b) if an Event of Default or Unmatured Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such reasonable times and as often as may be requested.

10.3      Insurance.  Maintain, and will cause each of the Restricted Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

10.4      Compliance with Laws.  Comply, and cause each of its Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

10.5      Maintenance of Existence, etc.  Preserve and keep in full force and effect its corporate existence.  Subject to Section 10.13, the Company will at all times preserve and keep in full force and effect the corporate existence of each Restricted Subsidiary (unless merged into the Company or a Restricted Subsidiary) and all rights and franchises of the Company and the Restricted Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

10.6      Maintenance of Properties.  Maintain and keep, and cause each of the Restricted Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times; provided that this Section shall not prevent the Company or any Restricted Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

10.7      Payment of Taxes and Claims.  File, and cause each of its Subsidiaries to file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary; provided that neither the Company nor any Subsidiary need pay any such tax or assessment or claims if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or such Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary, or (ii) the nonpayment of all such taxes and assessments and claims in the aggregate could not reasonably be expected to have a Material Adverse Effect.

10.8      [RESERVED]

10.9      Nature of the Business.  Not, and not permit any Restricted Subsidiary, to engage in any business if, as a result, the general nature of the business of the Company and the Restricted Subsidiaries, taken as a whole, which would then be engaged in by the Company and the Restricted Subsidiaries would be substantially changed from the general nature of the business engaged in by the Company and the Restricted Subsidiaries, taken as a whole, on the Effective Date.

10.10      Financial Covenants.

10.10.1               Minimum Consolidated Net Worth.  Not, at any time, permit Consolidated Net Worth to be less than the sum of (i) $474,007,642, (ii) an aggregate amount equal to 60% of Consolidated Net Income (in each case, to the extent a positive number) for each complete fiscal quarter ending on or after March 31, 2012, and (iii) 50% of the net proceeds realized by the Company and its Restricted Subsidiaries after December 31, 2011 from (a) the sale of Equity Securities, excluding issuances of Equity Securities upon exercise of employee stock options or rights under any employee benefit plans (excluding such exercise by any Person that owns greater than 5% of the Equity Securities of the Company), (b) issuances of Equity Securities in connection with acquisitions by the Company and its Restricted Subsidiaries, and (c) reissuances of up to $60,000,000 of treasury securities held by the Company.

10.10.2               Minimum Fixed Charges Coverage.  Not permit, as of the end of each fiscal quarter of the Company, the ratio of Consolidated Income Available for Fixed Charges to Fixed Charges, for the period consisting of such fiscal quarter and the preceding three fiscal quarters, to be less than  2.75 to 1.0.

10.10.3               Minimum Cash.  Not at any time permit Available Cash be less than $65,000,000.  For purposes hereof "Available Cash" shall mean the difference between (i) the amount of the consolidated cash and cash equivalents of the Company and Restricted Subsidiaries and (ii) the aggregate amount outstanding under revolving credit facilities on which the Company or any Restricted Subsidiaries are obligated as borrowers or guarantors.

10.11      Limitations on Indebtedness.  Not permit at any time (i) the Leverage Ratio to be greater than 1.85 to 1.0, or (ii) Priority Indebtedness to exceed $100,000,000 in the aggregate.

10.12      Liens.  Not, and not permit any of the Restricted Subsidiaries to directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including any document or instrument in respect of goods or accounts receivable) of the Company or any Restricted Subsidiary, whether now owned or hereafter acquired, or any income or profits therefrom (unless the Company makes, or causes to be made, effective provision whereby the Loans and other obligations under the Loan Documents will be equally and ratably secured with any and all other obligations thereby secured, such security to be pursuant to agreements (including an intercreditor agreement) reasonably satisfactory to the Required Lenders and, in any such case, the Loans and other obligations under the Loan Documents shall have the benefit, to the fullest extent that, and with such priority as, the Administrative Agent and the Lenders may be entitled under applicable law, of any equitable Lien on such property), except for the following (which are collectively referred to as "Permitted Liens"):

(a)      Liens for taxes, assessments or other governmental charges which are not yet delinquent or that are being contested in good faith;

(b)      Liens incidental to the conduct of business or the ownership of properties and assets (including landlords', carriers', warehousemen's, mechanics' materialmen's, and other similar Liens) and Liens to secure the performance of bids, tenders, leases or trade contracts, or to secure statutory obligations (including obligations under workers compensation, unemployment insurance and other social security legislation), surety or appeal bonds or other Liens incurred in the ordinary course of business and not in connection with the borrowing of money;

(c)      Liens resulting from judgments, unless such judgments are not, within 60 days, discharged or stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay;

(d)      Liens securing Indebtedness of a Restricted Subsidiary owed to the Company or to a Wholly-Owned Restricted Subsidiary;

(e)      Liens in existence on the Effective Date and reflected in Schedule 10.12;

(f)      minor survey exceptions and the like which do not Materially detract from the value of such property;

(g)      leases, subleases, easements, rights of way, restrictions and other similar charges or encumbrances incidental to the ownership of property or assets or the ordinary conduct of the Company's or any of the Restricted Subsidiaries' businesses; provided that the aggregate of such Liens do not Materially detract from the value of such property;

(h)      Liens (i) existing on property at the time of its acquisition or construction by the Company or a Restricted Subsidiary and not created in contemplation thereof; (ii) on property created contemporaneously with its acquisition or within 180 days of the acquisition or completion of construction or improvement thereof to secure the purchase price or cost of construction or improvement thereof, including such Liens arising under Capital Leases; or (iii) existing on property of a Person at the time such Person is acquired by, consolidated with, or merged into the Company or a Restricted Subsidiary and not created in contemplation thereof; provided that such Liens shall attach solely to the property acquired or constructed and the principal amount of the Indebtedness secured by the Lien shall not exceed the principal amount of such Indebtedness just prior to the time such Person is consolidated with or merged into the Company or a Restricted Subsidiary;

(i)      Liens on receivables of the Company or a Restricted Subsidiary and the related assets of the type specified in clauses (i) through (iv) in the definition of "Permitted Securitization Program" in connection with any Permitted Securitization Program;

(j)      Liens in favor of the Administrative Agent;

(k)      banker's Liens and similar Liens (including set-off rights) in respect of bank deposits; provided that such bank deposits are not dedicated cash collateral in favor of such bank or other depository institution and are not otherwise intended to provide collateral security (other than for customary account commissions, fees and reimbursable expenses relating solely to such bank deposits, and for returned items);

(l)      Liens in favor of customs and revenue authorities as a matter of law to secure payment of custom duties and in connection with the importation of goods in the ordinary course of the Company's and its Subsidiaries' business;

(m)      any Lien renewing, extending or replacing Liens permitted by clauses (e), (h), and (i) of this Section 10.12; provided that (i) the principal amount of the Indebtedness secured is neither increased nor the maturity thereof changed to an earlier date, (ii) such Lien is not extended to any other property, and (iii) immediately after such extension, renewal or refunding, no Event of Default or Unmatured Event of Default would exist; and

(n)      other Liens securing Indebtedness not otherwise permitted by clauses (a) through (m) of this Section 10.12; provided that Priority Indebtedness shall not, at any time, exceed $100,000,000 in the aggregate;
provided that the Company agrees that neither it nor any Restricted Subsidiary shall use any capacity under the foregoing clauses (a) through (n), inclusive, of this Section 10.12 to secure any amounts owed or outstanding, or any contingent obligation under, any Material Credit Facility, unless the obligations of the Company under the Loan Documents are concurrently equally and ratably secured pursuant to documentation in form and substance satisfactory to the Required Lenders (including documentation such as security agreements and other necessary or desirable collateral agreements, an intercreditor agreement and an opinion of independent legal counsel).
10.13      Mergers, Consolidations, Sales.  (a) Not, and not permit any Restricted Subsidiary to consolidate with or merge with any other Person unless immediately after giving effect to any consolidation or merger no Event of Default or Ummatured Event of Default would exist and:

(i)
in the case of a consolidation or merger of a Restricted Subsidiary, (x) the Company or another Restricted Subsidiary is the surviving or continuing corporation, (y) the surviving or continuing corporation is or immediately becomes a Restricted Subsidiary, or (z) such consolidation or merger, if considered as the sale of the assets of such Restricted Subsidiary to such other Person, would be permitted by Section 10.13(c); and

(ii)
in the case of a consolidation or merger of the Company, the successor corporation or surviving corporation which results from such consolidation or merger (the "surviving corporation"), if not the Company, (A) is a solvent United States corporation, (B) executes and delivers to each Lender its assumption of (x) the due and punctual payment of the principal of and premium, if any, and interest on the Loans, and (y) the due and punctual performance and observation of all of the covenants in this Agreement and each other Loan Document to be performed or observed by the Company, and (C) furnishes to each Lender an opinion of counsel, reasonably satisfactory to the Required Lenders, to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of the surviving corporation enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

(b)      Not sell, lease (as lessor) or otherwise transfer all or substantially all of its assets in a single transaction or series of transactions to any Person unless immediately after giving effect thereto no Event of Default or Unmatured Event of Default would exist and:

(i)	the successor corporation to which all or substantially all of the Company's assets have been sold, leased or transferred (the "successor corporation") is a solvent United States corporation, and
(ii)
the successor corporation executes and delivers to each Lender its assumption of the due and punctual payment of the principal of and premium, if any, and interest on the Loans, and the due and punctual performance and observation of all of the covenants in this Agreement and each other Loan Document to be performed or observed by the Company and shall furnish to the Administrative Agent an opinion of counsel, reasonably satisfactory to the Required Lenders, to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of such successor corporation enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

No such conveyance, transfer or lease of all or substantially all of the assets of the Company shall have the effect of releasing the Company or any successor corporation that shall theretofore have become such in the manner prescribed in this Section 10.13 from its liability under this Agreement or the other Loan Documents.
(c)      Not, and not permit any Restricted Subsidiary to, sell, lease (as lessor), transfer, abandon or otherwise dispose of assets to any Person; provided that the foregoing restrictions do not apply to:

(i)	the sale, lease, transfer or other disposition of assets of the Company to a Wholly-Owned Restricted Subsidiary or of a Restricted Subsidiary to the Company or a Wholly-Owned Restricted Subsidiary;
(ii)
the sale in the ordinary course of business of inventory held for sale, or equipment, fixtures, supplies or materials that are no longer required in the operation of the business of the Company or any Restricted Subsidiary or are obsolete;

(iii)
the sale of property of the Company or any Restricted Subsidiary and the Company's or any Restricted Subsidiary's subsequent lease, as lessee, of the same property, within 270 days following the acquisition or construction of such property;

(iv)
the sale of assets of the Company or any Restricted Subsidiary for cash or other property to a Person or Persons (other than an Affiliate) if (A) such assets (valued at net book value) do not constitute a "substantial part" (as defined below) of the assets of the Company and the Restricted Subsidiaries, (B) in the opinion of a Responsible Officer of the Company, the sale is for fair value and is in the best interests of the Company, and (C) immediately after giving effect to the transaction, no Event of Default or Unmatured Event of Default would exist; or

(v)
the sale of assets meeting the conditions set forth in clauses (B) and (C) of clause (iv) above, as long as the net proceeds from such sale in excess of a "substantial part" (as defined below) of the assets of the Company and the Restricted Subsidiaries are (x) applied within 270 days of the date of receipt to the acquisition of productive assets useful and intended to be used in the operation of the business of the Company or the Restricted Subsidiaries, or (y) used to repay any Indebtedness of the Company or the Restricted Subsidiaries (other than Indebtedness that is in any manner subordinated in right of payment or security in any respect to Indebtedness hereunder, Indebtedness owing to the Company, any of its Subsidiaries or any Affiliate and Indebtedness in respect of any revolving credit or similar credit facility providing the Company or any of the Restricted Subsidiaries with the right to obtain loans or other extensions of credit from time to time, except to the extent that in connection with such payment of Indebtedness the availability of credit under such credit facility is permanently reduced not later than 270 days after the date of receipt of such proceeds by an amount not less than the amount of such proceeds applied to the payment of such Indebtedness).

(d)      For purposes of Section 10.13(c), a sale of assets will be deemed to involve a "substantial part" of the assets of the Company and the Restricted Subsidiaries if the book value of such assets, together with all other assets sold during such fiscal year (except those assets sold pursuant to clauses (i) through (iii) of Section 10.13(c)), exceeds 10% of the Consolidated Total Assets of the Company and the Restricted Subsidiaries determined as of the end of the immediately preceding fiscal year.

(e)      Not, and not permit any Restricted Subsidiary to, issue shares of stock (or any options or warrants to purchase stock or other Securities exchangeable for or convertible into stock) of any Restricted Subsidiary except (i) to the Company, (ii) to a Wholly-Owned Restricted Subsidiary, (iii) to any Restricted Subsidiary that owns equity in the Restricted Subsidiary issuing such equity, or (iv) with respect to a Restricted Subsidiary that is a partnership or joint venture, to any other Person who is a partner or equity owner if such issuance is made pursuant to the terms of the Joint Venture Agreement or Partnership Agreement entered into in connection with the formation of such partnership or joint venture; provided that Restricted Subsidiaries may issue directors' qualifying shares and shares required to be issued by any applicable foreign law regarding foreign ownership requirements.  The Company will not, and will not permit any Restricted Subsidiary to sell, transfer or otherwise dispose of its interest in any stock (or any options or warrants to purchase stock or other Securities exchangeable for or convertible into stock) of any Restricted Subsidiary (except to the Company or a Wholly-Owned Restricted Subsidiary) unless such sale, transfer or disposition would be permitted under Section 10.13(c).

10.14      Transactions with Affiliates.   Not, and not permit any Restricted Subsidiary to enter into, directly or indirectly, any Material transaction or Material group of related transactions (including the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Restricted Subsidiary), except as approved by a majority of the disinterested directors of the Company, and upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than would be obtainable in a comparable arm's-length transaction with a Person not an Affiliate; provided that the foregoing restrictions shall not apply to Standard Securitization Undertakings effected as part of a Permitted Securitization Program.

10.15      Restricted Payments.  Not, and not permit any Restricted Subsidiary to, do any of the following if an Event of Default or Unmatured Event of Default exists or would exist immediately after giving effect thereto, (a) declare or pay any dividends, either in cash or property, on any shares of capital stock of any class of the Company or any Restricted Subsidiary (except (i) dividends or other distributions payable solely in shares of common stock, and (ii) dividends and distributions paid by a Restricted Subsidiary solely to the Company or a Wholly-Owned Restricted Subsidiary); (b) directly or indirectly, or through any Restricted Subsidiary, purchase, redeem or retire any shares of capital stock of any class of the Company or any Restricted Subsidiary or any warrants, rights or options to purchase or acquire any shares of capital stock of the Company or any Restricted Subsidiary; or (c) make any other payment or distribution, either directly or indirectly or through any Restricted Subsidiary, in respect of capital stock of any class of the Company or any Restricted Subsidiary (except payments and distributions made by a Restricted Subsidiary solely to the Company or a Wholly-Owned Restricted Subsidiary).

10.16      Limitation on Swap Agreements.  Not, and not permit any Restricted Subsidiary to, have any obligations (contingent or otherwise) existing or arising under any Swap Agreement, unless such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of mitigating risks associated with liabilities, commitments or assets held by such Person, and not for purposes of speculation.

10.17      Limitation on Margin Stock.  Not permit margin stock (as defined in Regulation U of the FRB (12 CFR 221)) to constitute 25% or more of the value of the assets of the Company and its Subsidiaries which are subject to any limitation on sale or pledge hereunder.

10.18      Designation of Restricted and Unrestricted Subsidiaries.  (a) At its option, designate in writing to the Administrative Agent any Unrestricted Subsidiary as a Restricted Subsidiary and may designate in writing to the Administrative Agent any Restricted Subsidiary as an Unrestricted Subsidiary; provided that (i) no such designation of a Restricted Subsidiary as an Unrestricted Subsidiary shall be effective unless (A) such designation is treated as a transfer under Section 10.13 and such designation is permitted by Section 10.13, and (B) such Subsidiary does not own any stock, other equity interest or Indebtedness of the Company or a Restricted Subsidiary; and (ii) no such designation shall be effective unless, immediately after giving effect thereto no Event of Default or Unmatured Event of Default would exist; provided, further, that any Subsidiary that has been designated as a Restricted Subsidiary or an Unrestricted Subsidiary may not thereafter be redesignated as a Restricted Subsidiary or an Unrestricted Subsidiary, as the case may be, more than once; and provided, further, that no Securitization Entity shall be a Restricted Subsidiary unless designated as such by the Company.  Notwithstanding anything to the contrary in this Agreement, upon any Unrestricted Subsidiary becoming a Material Subsidiary, it shall immediately be deemed to be a Restricted Subsidiary (and shall remain a Restricted Subsidiary so long as it is a Material Subsidiary).

(a)      Not, and not permit any Subsidiary to, allow one or more of any Unrestricted Subsidiaries (either individually or collectively), at any time, to have revenues during the four most recently ended fiscal quarters equal to or greater than 15.0% of the consolidated total revenues of the Company and its Subsidiaries during such period.

10.19      Terrorism Sanctions Regulations.  Not, and not permit any of its Affiliates to, (a) become an OFAC Listed Person or (b) have any investments in or knowingly engage in any dealings or transactions with any Blocked Person.

SECTION 11	CONDITIONS TO EFFECTIVENESS, ETC.
The effectiveness of this Agreement, of the obligation of each Lender to make its Loans and of the obligation of any Issuing Lender to issue Letters of Credit are subject to the following conditions precedent:
11.1      Initial Effectiveness.  This Agreement shall become effective on the date (the "Effective Date") on which the Administrative Agent has received (a) all amounts which are then due and payable pursuant to Section 5 and (to the extent billed) Section 14.6; and (b) all of the following, each duly executed and dated the Effective Date (or such earlier date as shall be satisfactory to the Administrative Agent), in form and substance satisfactory to the Administrative Agent, and each (except for the Notes, of which only the originals shall be signed) in sufficient number of signed counterparts to provide one for each Lender:

11.1.1        Notes.  A Note for each Lender.

11.1.2        Resolutions.  Certified copies of resolutions of the Board of Directors of the Company authorizing or ratifying the execution, delivery and performance by the Company of this Agreement and each other Loan Document to which the Company is a party.

11.1.3        Incumbency and Signature Certificates.  A certificate of the Secretary or an Assistant Secretary of the Company certifying the names of the officer or officers of the Company authorized to execute and delivery the Loan Documents to which it is a party, together with a sample of the true signature of each such officer (it being understood that the Administrative Agent and each Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein).

11.1.4        Closing Certificate.  A certificate of the Chief Executive Officer, the President or any Vice President of the Company certifying (i) that all representations and warranties of the Company in this Agreement and the other Loan Documents are true and correct in all material respects on the Effective Date; (ii) that no Event of Default or Unmatured Event of Default exists or will result from the transactions contemplated to occur on the proposed Effective Date; and (iii) a true, correct and complete copy of the Senior Note Purchase Agreement, which shall be in form and substance reasonably acceptable to the Administrative Agent.

11.1.5        Termination of Existing Collateral Documents and Guaranties; Release of Liens.  A letter agreement substantially in the form of Exhibit E, duly executed and delivered by the parties thereto, relating to the release of security interests and guaranties and the termination of various related agreements.

11.1.6       Opinion.  A favorable opinion of Matthew Dorny, general counsel of the Company.

11.1.7      Other.  Such other documents as the Administrative Agent or any Lender may reasonably request.

11.2      Conditions.  The obligation (a) of each Lender to make each Loan (including any Incremental Loan pursuant to an Incremental Facility Amendment) and (b) of each Issuing Lender to issue each Letter of Credit is subject to the following further conditions precedent that:

11.2.1        Compliance with Warranties, No Default, etc.  Both before and after giving effect to any borrowing and the issuance of any Letter of Credit (but, if any Event of Default of the nature referred to in Section 12.1.4 shall have occurred with respect to any other Indebtedness, without giving effect to the application, directly or indirectly, of the proceeds thereof) the following statements shall be true and correct:

(a)      the representations and warranties of the Company set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects with the same effect as if then made (except to the extent stated to relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(b)      except as disclosed by the Company to the Administrative Agent and the Lenders pursuant to Section 9.9,

(i)
no litigation (including derivative actions), arbitration proceeding, labor controversy or governmental investigation or proceeding shall be pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries which might reasonably be expected to have a Material Adverse Effect or which purports to affect the legality, validity or enforceability of this Agreement, the Notes or any other Loan Document; and

(ii)
no development shall have occurred in any litigation (including derivative actions), arbitration proceeding, labor controversy or governmental investigation or proceeding disclosed pursuant to Section 9.9 which might reasonably be expected to have a Material Adverse Effect; and

(c)      no Event of Default or Unmatured Event of Default shall have then occurred and be continuing, and neither the Company nor any of its Subsidiaries shall be in violation of any law or governmental regulation or court order or decree where such violation or violations singly or in the aggregate might reasonably be expected to have a Material Adverse Effect.

11.2.2        Confirmatory Certificate.  If requested by the Administrative Agent or any Lender (acting through the Administrative Agent), the Administrative Agent shall have received (in sufficient counterparts to provide one to each Lender) a certificate dated the date of such requested Loan or Letter of Credit and signed by a duly authorized representative of the Company as to the matters set out in Section 11.2.1 (it being understood that each request by the Company for the making of a Loan or the issuance of a Letter of Credit shall be deemed to constitute a warranty by the Company that the conditions precedent set forth in Section 11.2.1 will be satisfied at the time of the making of such Loan or the issuance of such Letter of Credit), together with such other documents as the Administrative Agent or any Lender (acting through the Administrative Agent) may reasonably request in support thereof.

SECTION 12	EVENTS OF DEFAULT AND THEIR EFFECT.
12.1      Events of Default.  Each of the following shall constitute an Event of Default under this Agreement:

12.1.1        Non-Payment of the Loans, etc.  Default in the payment of the principal of any Loan when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; default and continuance thereof for five days after notice from the Administrative Agent, in the payment when due of any reimbursement obligation with respect to any Letter of Credit; or default in the payment of any interest on any Loan or any fee payable hereunder for more than five Business Days after the same becomes due and payable.

12.1.2        Non-Compliance with Section 10.  The Company defaults in the performance of or compliance with any term contained in Section 10.10, 10.11, 10.12, 10.13, 10.14, 10.15, 10.16 or 10.17.

12.1.3        Non-Compliance with Provisions of This Agreement.  The Company defaults in the performance of or compliance with any term contained herein (other than those referred to in  Sections 12.1.1 and 12.1.2) or in any other Loan Document and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default, and (ii) the Company or such Subsidiary receiving written notice of such default from any Lender (any such written notice to be identified as a "notice of default" and to refer specifically to this Section 12.1.3).

12.1.4        Default in Payment of Other Indebtedness.  (a) The Company or any Restricted Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness beyond any period of grace provided with respect thereto, or (b) the Company or any Restricted Subsidiary is in default for more than 20 Business Days in the performance of or compliance with any term of any evidence of any Indebtedness or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition (x) such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be) due and payable before its stated maturity or before its regularly scheduled dates of payment, or (y) one or more Persons have the right to require the Company or any Restricted Subsidiary to purchase or repay such Indebtedness, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) the Company or any Restricted Subsidiary has become obligated to purchase or repay any Indebtedness before its regular maturity or before its regularly scheduled dates of payment, or (y) one or more Persons have exercised any right to require the Company or any Restricted Subsidiary to purchase or repay such Indebtedness; provided that the aggregate amount of all foregoing Indebtedness with respect to which a payment, performance or compliance default shall have occurred or a failure or other event causing or permitting the purchase or repayment by the Company or any Restricted Subsidiary shall have occurred exceeds $7,500,000.

12.1.5        Bankruptcy, Insolvency, etc.  (a) The Company or any Material Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing, or (b) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any Material Subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any Material Subsidiary, or any such petition shall be filed against the Company or any Material Subsidiary and such petition shall not be dismissed within 60 days.

12.1.6        Warranties.  Any (a) representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement, in any Loan Document or in any writing furnished in connection with the transactions contemplated hereby or thereby proves to have been false or incorrect in any material respect on the date as of which made; or (b) Instruction contains any misstatement of a material fact or omits to state a material fact or any fact necessary to make any statement contained therein not materially misleading.

12.1.7        Judgments.  A final judgment or judgments for the payment of money aggregating in excess of $10,000,000 are rendered against one or more of the Company and any Restricted Subsidiary and such judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay.

12.1.8        Pension Plans.  (i) Any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA Section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate "amount of unfunded benefit liabilities" (within the meaning of Section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed 5% of Consolidated Net Worth as of the end of the most recently ended fiscal quarter of the Company, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any of its Subsidiaries establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any of its Subsidiaries thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect.   As used in this Section 12.1.8, the terms "employee benefit plan" and "employee welfare benefit plan" shall have the respective meanings assigned to such terms in Section 3 of ERISA.

12.1.9        Change of Control.  A Change of Control shall occur.

12.2      Effect of Event of Default.  If any Event of Default described in Section 12.1.5 shall occur, the Commitments (if they have not theretofore terminated) shall immediately terminate and the Loans and all other obligations hereunder shall become immediately due and payable and the Company shall become immediately obligated to deliver to the Administrative Agent cash collateral in an amount equal to the outstanding face amount of all Letters of Credit, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, the Administrative Agent (upon written request of the Required Lenders) shall declare the Commitments (if they have not theretofore terminated) to be terminated and/or declare all Loans and all other obligations hereunder to be due and payable and/or demand that the Company immediately deliver to the Administrative Agent cash collateral in amount equal to the outstanding face amount of all Letters of Credit, whereupon the Commitments (if they have not theretofore terminated) shall immediately terminate and/or all Loans and all other obligations hereunder shall become immediately due and payable and/or the Company shall immediately become obligated to deliver to the Administrative Agent cash collateral in an amount equal to the face amount of all Letters of Credit, all without presentment, demand, protest or notice of any kind.  The Administrative Agent shall promptly advise the Company of any such declaration, but failure to do so shall not impair the effect of such declaration.  Any cash collateral delivered hereunder shall be held by the Administrative Agent, and applied by the Administrative Agent to the Company's obligations, as described in Section 2.3.6.

12.3      Additional Remedies for Letters of Credit.  In addition to the remedies under Section 12.2 above, upon the occurrence and continuance of an Event of Default, (i) all obligations, liabilities and indebtedness described in any L/C Application shall be immediately due and payable without notice or demand (whether or not a drawing or claim had in fact been made or paid); (ii) the applicable Issuing Lender may amend or terminate, or transfer drawing rights or cure one or more discrepancies under any Letter of Credit; and (iii) the Administrative Agent may make payment in satisfaction of the obligations, liabilities and indebtedness under any L/C Application.

SECTION 13	THE ADMINISTRATIVE AGENT.
13.1      Appointment and Authorization.  (a) Each Lender hereby irrevocably (subject to Section 13.9) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

(b)      Each Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith.  Each Issuing Lender shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 13 with respect to any acts taken or omissions suffered by such Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term "Administrative Agent", as used in this Section 13, included such Issuing Lender with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Lenders.

13.2      Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys‑in‑fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney‑in‑fact that it selects with reasonable care.

13.3      Liability of Administrative Agent.  None of the Agent‑Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent‑Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company's Subsidiaries or Affiliates.

13.4      Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, confirmation from the Lenders of their obligation to indemnify the Administrative Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

13.5      Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Company referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a "notice of default".  The Administrative Agent will notify the Lenders of its receipt of any such notice.  The Administrative Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as may be requested by the Required Lenders in accordance with Section 12; provided, however, that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of the Lenders.

13.6      Credit Decision.  Each Lender acknowledges that none of the Agent‑Related Persons has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company.  Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Company which may come into the possession of any of the Agent‑Related Persons.

13.7      Indemnification.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent‑Related Persons (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), pro rata, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for any payment to the Agent‑Related Person of any portion of the Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out‑of‑pocket expenses (including reasonable fees of attorneys for the Administrative Agent (including the allocable costs of internal legal services and all disbursements of internal counsel)) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Company.  The undertaking in this Section shall survive repayment of the Loans, cancellation of the Notes, cancellation or expiration of the Letters of Credit, any termination of this Agreement and the resignation or replacement of the Administrative Agent.

For the purposes of this Section 13.7, "Indemnified Liabilities" shall mean:  any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including reasonable fees of attorneys for the Administrative Agent (including the allocable costs of internal legal services and all disbursements of internal counsel)) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of the Administrative Agent or the replacement of any Lender)  be imposed on, incurred by or asserted against any Agent-Related Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code, and including any appellate proceeding) related to or arising out of this Agreement or the Commitments or the use of the proceeds thereof, whether or not any Agent-Related Person, any Lender or any of their respective officers, directors, employees, counsel, agents or attorneys-in-fact is a party thereto.

13.8      Administrative Agent in Individual Capacity.  JPMCB and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though JPMCB were not the Administrative Agent or an Issuing Lender hereunder and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, JPMCB or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Subsidiary) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.  With respect to their Loans, JPMCB and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though JPMCB were not the Administrative Agent and an Issuing Lender, and the terms "Lender" and "Lenders" include JPMCB and its Affiliates, to the extent applicable, in their individual capacities.

13.9      Successor Administrative Agent.  The Administrative Agent may upon at least 30 days' notice to the Lenders, and at the request of the Required Lenders shall, resign as Administrative Agent.  If the Administrative Agent resigns under this Agreement, the Required Lenders shall, with (so long as no Event of Default exists) the consent of the Company (which shall not be unreasonably withheld or delayed), appoint a successor administrative agent, which shall be a commercial bank or an Affiliate of any such commercial bank.  If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Company, a successor administrative agent, which shall be a commercial bank or an Affiliate of any such commercial bank.  Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term "Administrative Agent" shall mean such successor administrative agent, and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated.  After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Section 13 and Sections 14.6 and 14.13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.  If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor administrative agent as provided for above.  Notwithstanding the foregoing, however, JPMCB may not be removed as the Administrative Agent at the request of the Required Lenders unless JPMCB shall also simultaneously be replaced as an "Issuing Lender" hereunder pursuant to documentation in form and substance reasonably satisfactory to JPMCB.

13.10      Non-Receipt of Funds by the Administrative Agent.  Unless the Company or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (a) in the case of a Lender, the proceeds of a Loan or (b) in the case of the Company, a payment of principal, interest or fees for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made.  The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption.  If such Lender or the Company, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (ii) in the case of payment by the Company, the interest rate applicable to the relevant Loan (or, to the extent permitted by applicable law (x) in the case of interest payable in Dollars and fees, the Base Rate plus the Applicable Margin for Floating Rate Loans, and (y) in the case of interest payable in Yen, the Administrative Agent's cost of funds, as reasonably determined by the Administrative Agent, plus the Applicable Margin for Yen LIBOR Loans).

SECTION 14	GENERAL.
14.1      Waiver; Amendments.  No delay on the part of the Administrative Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy.  Except as provided in Section 6.2 with respect to an Incremental Facility Amendment, no amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the Notes shall in any event be effective unless the same shall be in writing and signed and delivered by Lenders having an aggregate Percentage of not less than the aggregate Percentage expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement or the Notes, by the Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No amendment, modification, waiver or consent shall, without the consent of each Lender directly affected thereby (including a Defaulting Lender): (i) change the Percentage of any Lender; (ii) extend or increase the amount of the Commitments, (iii) extend the date for payment of any principal of or interest on the Loans or any fees payable hereunder; or (iv) reduce or forgive the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder.  No amendment, modification, waiver or consent shall, without the consent of each Lender (including a Defaulting Lender): (i) reduce the aggregate Percentage required to effect an amendment, modification, waiver or consent; or (ii) amend any provision of (x) Section 7.5 in a manner that would alter the manner in which payments are shared or (y) this Section 14.1.  No provisions of Section 13 or other provision of this Agreement affecting the Administrative Agent in its capacity as such shall be amended, modified or waived without the consent of the Administrative Agent.  No provision of this Agreement relating to the rights or duties of an Issuing Lender in its capacity as such shall be amended, modified or waived without the consent of such Issuing Lender.  Notwithstanding anything contained herein to the contrary, it is hereby understood and agreed that the consent of the existing Lenders or the Required Lenders shall not be required to the initial terms and provisions of any Incremental Facility or Incremental Loans.

14.2      Confirmations.  The Company and each Lender agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to the Administrative Agent) the aggregate unpaid principal amount of the Loans held by such Lender.

14.3      Notices.  (a) Except as otherwise provided in Sections 2.2, 2.4 and 4.3, all notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Schedule 14.3 or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose.  Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received.  For purposes of Sections 2.2, 2.4 and 4.3, the Administrative Agent shall be entitled to rely on telephonic instructions from any person that the Administrative Agent in good faith believes is an authorized officer or employee of the Company, and the Company shall hold the Administrative Agent and each other Lender harmless from any loss, cost or expense resulting from any such reliance.

(b)      Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

14.4      Computations.  Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied; provided that if the Company notifies the Administrative Agent that the Company wishes to amend any covenant in Section 10 to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Lenders wish to amend Section 10 for such purpose), then the Company's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Lenders.

14.5      Regulation U.  Each Lender represents that it in good faith is not relying, either directly or indirectly, upon any margin stock as collateral security for the extension or maintenance by it of any credit provided for in this Agreement.

14.6      Costs and Expenses.  The Company agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent (including the reasonable fees and charges of counsel for the Administrative Agent and of local counsel, if any, who may be retained by said counsel) in connection with the preparation, execution, delivery and administration of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendments, supplements or waivers to any Loan Documents), and all reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees, court costs and other legal expenses and allocated costs of internal counsel) incurred by the Administrative Agent and each Lender after an Event of Default in connection with the enforcement of this Agreement, the other Loan Documents or any such other documents.  Each Lender agrees to reimburse the Administrative Agent for such Lender's pro rata share (based on its respective Percentage) of any such costs and expenses of the Administrative Agent not paid by the Company.  In addition, the Company agrees to pay, and to hold the Administrative Agent and the Lenders harmless from all liability for, any fees of the Company's auditors in connection with any reasonable exercise by the Administrative Agent and the Lenders of their rights pursuant to Section 10.2.  All obligations provided for in this Section 14.6 shall survive repayment of the Loans, cancellation of the Notes, cancellation or expiration of the Letters of Credit and any termination of this Agreement.

14.7      Subsidiary References.  The provisions of this Agreement relating to Subsidiaries shall apply only during such times as the Company has one or more Subsidiaries.

14.8      Captions.  Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

14.9      Assignments; Participations.

14.9.1        Assignments.  Any Lender may, with the prior written consents of the Company (so long as no Event of Default or Unmatured Event of Default exists), each Issuing Lender and the Administrative Agent (which consents shall not be unreasonably delayed or withheld and shall not be required in the case of an assignment by a Lender to one of its Affiliates, to an Approved Fund or to another existing Lender), at any time assign and delegate to one or more commercial banks or other Persons (other than a natural Person, the Company, any of the Company's Affiliates or Subsidiaries or a Defaulting Lender) (any Person to whom such an assignment and delegation is to be made being herein called an "Assignee"), all or any fraction of such Lender's Loans and Commitment (which assignment and delegation shall be of a constant, and not a varying, percentage of all the assigning Lender's Loans and Commitment) in a minimum aggregate amount equal to the lesser of (a) the amount of the assigning Lender's remaining Commitment and (ii) $2,500,000; provided that (i) no assignment and delegation may be made to any Person if, at the time of such assignment and delegation, the Company would be obligated to pay any greater amount under Section 7.6 or Section 8 to the Assignee than the Company is then obligated to pay to the assigning Lender under such Sections (and if any assignment is made in violation of the foregoing, the Company will not be required to pay the incremental amounts), (ii) no minimum assignment amount shall be required for an assignment by a Lender to one of its Affiliates, to an Approved Fund or to another existing Lender and (iii) the Company and the Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned and delegated to an Assignee until the date when all of the following conditions shall have been met:

(x)      five Business Days (or such lesser period of time as the Administrative Agent and the assigning Lender shall agree) shall have passed after written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee, shall have been given to the Company and the Administrative Agent by such assigning Lender and the Assignee;
(y)      the assigning Lender and the Assignee shall have executed and delivered to the Company and the Administrative Agent an assignment agreement substantially in the form of Exhibit B (an "Assignment Agreement"), together with any documents required to be delivered thereunder, which Assignment Agreement shall have been consented to by the Company, the Administrative Agent and each Issuing Lender (to the extent applicable) and accepted by the Administrative Agent; and
(z)      the assigning Lender or the Assignee shall have paid the Administrative Agent a processing fee of $3,500.
From and after the date on which the conditions described above have been met, (a) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder, and (b) the assigning Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it pursuant to such Assignment Agreement, shall be released from its obligations hereunder.  If an Assignee was not previously a party hereto, then within five Business Days after effectiveness of any Assignment Agreement, the Company shall execute and deliver to the Administrative Agent (for delivery to such Assignee) a new Note in favor of such Assignee.  Any attempted assignment and delegation not made in accordance with this Section 14.9.1 shall be null and void.

Notwithstanding the foregoing provisions of this Section 14.9.1 or any other provision of this Agreement, any Lender may at any time assign all or any portion of its Loans and its Note to a Federal Reserve Bank (but no such assignment shall release any Lender from any of its obligations hereunder).
14.9.2        Participations.  Any Lender may at any time sell to one or more commercial banks or other Persons (other than a natural Person, the Company, any of the Company's Affiliates or Subsidiaries or a Defaulting Lender) participating interests in any Loan owing to such Lender, the Note held by such Lender, the Commitment of such Lender, the direct or participation interest of such Lender in any Letter of Credit or any other interest of such Lender hereunder (any Person purchasing any such participating interest being herein called a "Participant"); provided that any Lender selling any such participating interest shall give notice thereof to the Company.  In the event of a sale by a Lender of a participating interest to a Participant, (x) such Lender shall remain the holder of its Note for all purposes of this Agreement, (y) the Company and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations hereunder and (z) all amounts payable by the Company shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender.  No Participant shall have any direct or indirect voting rights hereunder except with respect to any of the events described in the third sentence of Section 14.1, and each Lender agrees that no participation agreement which such Lender enters into with any Participant shall grant such Participant any such rights.  The Company agrees that if amounts outstanding under this Agreement and the Loans are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement, any Note and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or such Note; provided that such right of setoff shall be subject to the obligation of each Participant to share with the Lenders, and the Lenders agree to share with each Participant, as provided in Section 7.5.  The Company also agrees that each Participant shall be entitled to the benefits of Section 7.6 and Section 8 as if it were a Lender (provided that no Participant shall receive any greater compensation pursuant to Section 7.6 or Section 8 than would have been paid to the participating Lender if no participation had been sold).

Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under this Agreement (a "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of such Participant Register to any Person (including the identity of any Participant or any information relating to a Participant's interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in a Participant Register shall be conclusive absent manifest error, and the applicable Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

14.10      Governing Law.  This Agreement and each Note shall be a contract made under and governed by the internal laws of the State of New York.  Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.  All obligations of the Company and rights of the Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.

14.11      Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.

14.12      Successors and Assigns.  This Agreement shall be binding upon the Company, the Lenders and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Company, the Lenders and the Administrative Agent and the successors and assigns of the Lenders and the Administrative Agent.

14.13      Indemnification by the Company.  (a) In consideration of the execution and delivery of this Agreement by the Administrative Agent, the Issuing Lenders and the Lenders and the agreement to extend the Commitments provided hereunder, the Company hereby agrees to indemnify, exonerate and hold the Administrative Agent, each Issuing Lender, each Lender, each of their respective Affiliates, Subsidiaries and each officer, director, employee and agent of any of the foregoing (each a "Lender Party") free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including reasonable attorneys' fees and charges and, without duplication, allocated costs of staff counsel (collectively, for purposes of this Section 14.13, the "Indemnified Liabilities"), incurred by any Lender Party as a result of, or arising out of, or relating to (i) any tender offer, merger, purchase of stock, purchase of assets or other similar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any Loan, (ii) the use, handling, release, emission, discharge, transportation, storage, treatment or disposal of any Hazardous Materials at any property owned, leased or operated by the Company or any Subsidiary, (iii) any violation of any Environmental Law with respect to conditions at any property owned, leased or operated by the Company or any Subsidiary or the operations conducted thereon, (iv) the investigation, cleanup or remediation of offsite locations at which the Company or any Subsidiary or their respective predecessors are alleged to have directly or indirectly disposed of hazardous substances, (v) the execution, delivery, performance or enforcement of this Agreement or any other Loan Document by any of the Lender Parties, (ii) any Letter of Credit or the use of the proceeds therefrom (including any refusal by the applicable Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), except for any Indemnified Liabilities arising on account of such Lender Party's gross negligence or willful misconduct. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.  Nothing set forth above shall be construed to relieve any Lender Party from any obligation it may have under this Agreement.

(b)      To the extent permitted by applicable law, the Company shall not, and shall not permit any Subsidiary to, assert, and each hereby waives, any claim against any Lender Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this clause (b) shall relieve the Company of any obligation it may have to indemnify a Lender Party against special, indirect, consequential or punitive damages asserted against such Lender Party by a third party.

(c)      All obligations provided for in this Section 14.13 shall survive repayment of the Loans, cancellation of the Notes, cancellation or expiration of the Letters of Credit and any termination of this Agreement.

14.14      Forum Selection and Consent to Jurisdiction.  ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE.  THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK.  THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  TO THE EXTENT THAT THE COMPANY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE COMPANY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

14.15      Waiver of Jury Trial.  EACH OF THE COMPANY, THE ADMINISTRATIVE AGENT AND EACH BANK HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

14.16      Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of the Company in respect of any such sum due from it to the Administrative Agent hereunder or under any other Loan Document shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the "Agreement Currency"), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent in the Agreement Currency, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the applicable Company (or to any other Person who may be entitled thereto under applicable law).

14.17      Disclosure.  Each of the Company and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Company and its Subsidiaries and Affiliates.

14.18      USA PATRIOT Act Notice.  Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (each for itself and not on behalf of any Lender) hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Patriot Act"), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Company in accordance with the Patriot Act.

Delivered as of the day and year first above written.
NU SKIN ENTERPRISES, INC.

By: /s/Ritch N. Wood

Title: Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By: /s/Stephen A. Cazier
Name: Stephen A. Cazier
Title: Sr. Banker

JPMORGAN CHASE BANK, N.A., as an Issuing Lender and as a Lender

By: /s/Stephen A. Cazier
Name: Stephen A. Cazier
Title: Sr. Banker

SCHEDULE 1
EXISTING LETTERS OF CREDIT

Number	Beneficiary	Stated Amount	Expiry Date
	ABN AMRO Bank, NV	€550,000	4/15/2013
	JPMorgan Chase Bank, N.A. London	£51,030.00	4/15/2013
	Unicredit Bank Hungary, Zrt.	€415,000	4/13/2013

Schedule 1

SCHEDULE 1.1
PRICING SCHEDULE

The Applicable Margin for Floating Rate Loans, Eurodollar Loans and Yen LIBOR Loans, the rate per annum applicable to Letter of Credit fees and the Commitment Fee Rate, respectively, shall be determined in accordance with the table below and the other provisions of this Schedule 1.1.
	Level I	Level II	Level III
Applicable Margin for Eurodollar Loans and Yen LIBOR Loans	0.500%	0.625%	0.875%
Applicable Margin for Floating Rate Loans	0.000%	0.000%	0.000%
Fee for standby Letters of Credit	1.000%	1.250%	1.500%
Commitment Fee Rate	0.100%	0.150%	0.200%

Level I applies when the Leverage Ratio is less than 1.00 to 1.0.
Level II applies when the Leverage Ratio is equal to or greater than 1.00 to 1.0 but less than 1.50 to 1.0.
Level III applies when the Leverage Ratio is equal to or greater than 1.50 to 1.0.
The applicable Level shall be adjusted, to the extent applicable, 45 days (or, in the case of the last quarterly fiscal period of any fiscal year, 90 days) after the end of each quarterly fiscal period, based on the Leverage Ratio as of the last day of such quarterly fiscal period; provided that if the Company fails to deliver the financial statements required by Section 10.1.1 or 10.1.2, as applicable, and the related certificate required by Section 10.1.3 by the 45th day (or, if applicable, the 90th day) after any quarterly fiscal period, Level III shall apply until such financial statements are delivered.

Schedule 1.1

If, as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason, the Lenders determine that (a) the Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (b) a proper calculation of the Leverage Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Company shall automatically and retroactively be obligated to pay to the Administrative Agent for the benefit of the Lenders, promptly following demand by the Administrative Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the Leverage Ratio would have resulted in lower pricing for such period, the applicable Lenders shall have no obligation to repay any interest or fees to the Company; provided that if, as a result of any restatement or other event a proper calculation of the Leverage Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by the Company pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amount of interest and fees paid for all such periods.

Schedule 1.1

SCHEDULE 2.1
LENDERS AND PERCENTAGES
LENDER	COMMITMENT	PERCENTAGE
JPMorgan Chase Bank, N.A.	$25,000,000	100.000000000%

Schedule 2.1

SCHEDULE 9.7
SUBSIDIARIES
Name	Jurisdiction	% Direct and Indirect Owned by Company	Material	Unrestricted
Big Planet, Inc.	Delaware	100%
First Harvest International, LLC	Utah	100%
Jixi Nu Skin Vitameal Co., Ltd.	Delaware	100%
NSE Asia Products, PTE. LTD.	Singapore	100%
NSE Products, Inc.	Delaware	100%	x
Niksun Acquisition Corporation	Delaware	100%
Nu Family Benefits Insurance Brokerage, Inc.	Utah	100%
Nu Skin (China) Daily-Use & Health Products Co., Ltd.	China	100%
Nu Skin (Malaysia) Sdn. Bhd.	Malaysia	50%
Nu Skin Argentina, Inc.	Utah	100%		x
Nu Skin Asia Holdings, PTE. LTD.	Singapore	100%
Nu Skin Asia Investment, Inc.	Delaware	100%	x
Nu Skin Belgium, NV	Belgium	100%
Nu Skin Brazil, Ltda.	Brazil	100%
Nu Skin Canada, Inc.	Utah	100%
Nu Skin Chile Enterprises Ltda.	Chile	100%
Nu Skin Colombia, Inc.	Delaware	100%
Nu Skin Costa Rica	Costa Rica	100%
Nu Skin Czech Republic, s.r.o.	Czech Republic	100%
Nu Skin Eastern Europe Ltd.	Hungary	100%
Nu Skin El Salvador S.A. De C.V.	El Salvador	100%
Nu Skin Enterprises (Thailand) Limited (Delaware Corporation)	Delaware	100%
Nu Skin Enterprises (Thailand) Limited (Thai Corporation)	Thailand	100%
Nu Skin Enterprises Australia, Inc.	Utah	100%
Nu Skin Enterprises Hong Kong, Inc.	Delaware	100%	x
Nu Skin Enterprises India Private Limited	India	100%
Nu Skin Enterprises New Zealand, Inc.	Utah	100%
Nu Skin Enterprises Philippines, Inc.	Delaware	100%
Nu Skin Enterprises Poland Sp. z.o.o.	Poland	100%
Nu Skin Enterprises RS, Ltd.	Rusia	100%
Nu Skin Enterprises SRL	Romania	100%
Nu Skin Enterprises Singapore Pte. Ltd.	Singapore	100%
Nu Skin Enterprises South Africa (Proprietary) Limited	South Africa	100%
Nu Skin Enterprises Ukraine, LLC	Ukraine	100%		x
Nu Skin Enterprises United States, Inc.	Delaware	100%	x
Nu Skin Enterprises Vietnam LLC	Vietnam	100%
Nu Skin France, SARL	France	100%
Nu Skin Germany, GmbH	German	100%
Nu Skin Guatemala, S.A.	Guatamala	100%
Nu Skin Honduras, S.A.	Honduras	100%
Nu Skin Hong Kong, Pte. Ltd.	Singapore	100%
Nu Skin International Management Group, Inc.	Utah	100%
Nu Skin International, Inc.	Utah	100%	x
Nu Skin Islandi ehf.	Iceland	100%
Nu Skin Israel, Inc.	Delaware	100%		x
Nu Skin Italy, Srl	Italy	100%
Nu Skin Japan Company Limited	Japan	100%	x
Nu Skin Japan, Ltd.
	Japan	100%
Nu Skin Korea Ltd.	Korea	100%	x
Nu Skin Malaysia Holdings Sdn. Bhd.	Malaysia	70%
Nu Skin Mexico, S.A. de C.V.	Mexico	100%
Nu Skin Netherlands, B.V.	Netherlands	100%
Nu Skin New Caledonia EURL	France	100%
Nu Skin Norway AS	Norway	100%
Nu Skin Pharmanex (B) Sdn. Bhd.	Brunei	100%		x
Nu Skin Scandinavia AS	Denmark	100%
Nu Skin Slovakia s.r.o.	Slovakia	100%
Nu Skin Taiwan, Inc.	Utah	100%
Nu Skin Taiwan, Inc., Taipei Branch	Utah	100%
Nu Skin Taiwan, Pte. Ltd.	Singapore	100%
Nu Skin Turkey Cilt Bakimi Ve Besleyici Urunleri Ticaret Limited Sirketi	Turkey	100%
Nu Skin U.K., Ltd.	UK	100%
Nu Skin Venezuela	Venezuela	100%
Nutriscan, Inc.	Utah	100%
PT. Nu Skin Distribution Indonesia	Indonesia	100%
PT. Nusa Selaras Indonesia	Indonesia	0%
Pharmanex (Huzhou) Health Products Co., Ltd	China	100%
Pharmanex Electronic-Optical Technology (Shanghai) Co. Ltd.	China	100%
Pharmanex License Acquisition Corporation	Utah	100%
Pharmanex, LLC	Utah	100%
The Nu Skin Force for Good Foundation	Utah	100%
Timpanogos Peak, LLC	Delaware	100%

Schedule 9.7

SCHEDULE 9.15
EXISTING INDEBTEDNESS
As of May 25, 2012
2003 $205.0 million multi-currency uncommitted shelf facility: *

U.S. dollar denominated:	$40.0 million	$28.6 million	$28.6 million	6.2%	Notes due July 2016 with annual principal payments that began in July 2010.

	$20.0 million	$17.1 million	$14.3 million	6.2%	Notes due January 2017 with annual principal payments that began in January 2011.

Japanese yen denominated:	3.1 billion yen	1.3 billion yen ($17.4 million as of December 31, 2011)	891.4 million yen ($11.3 million as of May 21, 2012)	1.7%	Notes due April 2014 with annual principal payments that began in April 2008.

	2.3 billion yen	1.9 billion yen ($25.3 million as of December 31, 2011)	1.9 billion yen ($23.9 million as of May 21, 2012)	2.6%	Notes due September 2017 with annual principal payments that began in September 2011.

	2.2 billion yen	1.9 billion yen ($24.2 million as of December 31, 2011)	1.6 billion yen ($20.2 million as of May 21, 2012)	3.3%	Notes due January 2017 with annual principal payments that began in January 2011.

2010 committed loan:
U.S. dollar denominated:	$30.0 million	$24.0 million	$22.0 million	Variable 30 day: 1.24%	Amortizes at $1.5 million per quarter.

2004 $25.0 million revolving credit facility	N/A	None	None	N/A

2009 $100.0 million uncommitted multi-currency shelf facility* NSJ Operating overdraft loan	N/A N/A	None None	None 400 million yen ($5.1 million as of May 21, 2012)	N/A Variable	To be paid in full by May 31, 2012

* Effective May 25, 2012 these agreements are being amended and restated and will be governed in their entirety by the terms and conditions set forth in the Senior Note Purchase Agreement

Schedule 9.15

SCHEDULE 10.12
EXISTING LIENS

None.

Schedule 10.12

SCHEDULE 14.3
ADDRESSES FOR NOTICES
NU SKIN ENTERPRISES, INC.
75 West Center Street
One Nu Skin Plaza
Provo, Utah 54601
Attention:
Telephone:
Facsimile:
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, Issuing Lender and Lender

80 West Broadway, Suite 200
Salt Lake City, Utah 84101
Attention:
Telephone:
Facsimile:

Schedule 14.3

EXHIBIT A
FORM OF NOTE
_______________, 20__
FOR VALUE RECEIVED, the undersigned, NU SKIN ENTERPRISES, INC. (the "Company"), hereby promises to pay to the order of                    (the "Lender") the aggregate unpaid principal amount of all Loans made by the Lender to the Company pursuant to the Amended and Restated Credit Agreement dated as of May 25, 2012 (as amended or otherwise modified from time to time, the "Credit Agreement") among the Company, various financial institutions and JPMorgan Chase Bank, N.A., as Administrative Agent, on the dates and in the amounts provided in the Credit Agreement.  The Company further promises to pay interest on the unpaid principal amount of the Loans evidenced hereby from time to time at the rates, on the dates, and otherwise as provided in the Credit Agreement.
The Lender is authorized to endorse the amount and the date on which each Loan is made and each payment of principal with respect thereto on the schedules annexed hereto and made a part hereof or on continuations thereof which shall be attached hereto and made a part hereof; provided that any failure to endorse such information on such schedule or continuation thereof shall not in any manner affect any obligation of the Company under the Credit Agreement or this Note.
This Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement, which contains, among other things, provisions for acceleration of the maturity hereof upon the happening of certain stated events.
Terms defined in the Credit Agreement are used herein with their defined meanings therein unless otherwise defined herein.  This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely within such State.
[SIGNATURE ON NEXT PAGE]

Exhibit A

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered as of the day and year first above written.
NU SKIN ENTERPRISES, INC.
By:____________________________
Name Printed:__________________
Title:_________________________

Exhibit A

Schedule Attached to Note dated ________________, 20__ of NU SKIN ENTERPRISES, INC. payable to the order of _________________________.

Date	Amount of Loan	Maturity Date	Amount Repaid	Notation Made By

Exhibit A

EXHIBIT B
FORM OF
ASSIGNMENT AGREEMENT

This Assignment and Assumption (this "Assignment Agreement") is dated as of the Effective Date set forth below and is entered into between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee").  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment Agreement as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations as a Lender under the Credit Agreement and any other document or instrument delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and other rights of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other document or instrument delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above, the "Assigned Interest").  Such sale and assignment is without recourse to and, except as expressly provided in this Assignment Agreement, without representation or warranty by the Assignor.

1.      Assignor:______________________________

2.      Assignee:______________________________ [and is an Affiliate of [identify Bank]]

3.      Borrower:Nu Skin Enterprises, Inc.

4.      Agent:JPMorgan Chase Bank, N.A., as the administrative agent

5.      Credit Agreement:Amended and Restated Credit Agreement dated as of May 25, 2012 among Nu Skin Enterprises, Inc., the Lenders parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

Exhibit B

6.      Assigned Interest:$_________ of the Commitment/Loans of the Assignor

[7.      Trade Date:__________________]

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

From and after the date that the Administrative Agent notifies the Assignor that it has received (and, if required, provided its consent with respect to) this executed Assignment and Assumption and payment of the above-referenced processing fee, (i) the Assignee shall have the rights and obligations assigned pursuant hereto and, if not already a party to the Credit Agreement, shall become a party to the Credit Agreement and have all rights and obligations of a Lender under the Loan Documents; and (ii) the Assignor shall, to the extent that rights and obligations under the Credit Agreement and under the other Loan Documents have been assigned by it pursuant to this Assignment and Assumption, relinquish its rights and be released from its obligations under the Loan Documents.

Exhibit B

The terms set forth in this Assignment Agreement are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By: _____________________________
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By: _____________________________
Title:

[Consented to and] Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By: _________________________________
      Title:

[Consented to:

JPMORGAN CHASE BANK, N.A., as Issuing Lender

By: _________________________________
      Title:]

[Consented to:

NU SKIN ENTERPRISES, INC.

By: _________________________________
      Title:]

Exhibit B

ANNEX 1 TO ASSIGNMENT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AGREEMENT

1.      Representations and Warranties.

1.1.      Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statement, warranty or representation made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance any other Person (including the Company or any of its Subsidiaries or Affiliates) of its obligations under any Loan Document.

1.2      Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby, (ii) it meets all requirements of an Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) this Assignment and Assumption has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignee, enforceable against the Assignee in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors' rights and to general equitable principles; (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant thereto and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement and to purchase the Assigned Interest, on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (v) if it is a "foreign corporation, partnership or trust" within the meaning of the Code, (A) the Assignee will be in compliance with all applicable provisions of Section [__] of the Credit Agreement on or prior to the Effective Date and (B) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Exhibit B

2.      Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date.  The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3.      General Provisions.  This Assignment Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment Agreement may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment Agreement.  This Assignment Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit B

EXHIBIT C

FORM OF LOAN NOTICE

JPMorgan Chase Bank, N. A.,
  as Administrative Agent for the Lenders

Ladies and Gentlemen:

The undersigned, Nu Skin Enterprises, Inc. (the "Company"), refers to the Amended and Restated Credit Agreement dated as of May 25, 2012 (as amended, modified, restated or supplemented from time to time, the "Credit Agreement"), among the Company, the Lenders, and JPMorgan Chase Bank, N. A., as Administrative Agent.  Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

1.      The Company hereby requests (select one):
□ a Loan borrowing                                   □ a Loan conversion or continuation

2.      on_______________________(which is a Business Day)
          (date)

3.      in the amount of[$][¥]_______________________

4.	comprised of _______________________ (Type of Loan: Floating Rate Loan, Yen LIBOR Loan or Eurodollar Loan)

5.      with an Interest Period of _____ months
(if Yen LIBOR Loan or Eurodollar Loan)

In accordance with the requirements of Section 11.2.2 of the Credit Agreement, the Company hereby reaffirms the representations and warranties set forth in the Credit Agreement as provided in clause (a) of Section 11.2.1 of the Credit Agreement, and confirms that the matters referenced in clauses (b) and (c) of such Section are true and correct.

NU SKIN ENTERPRISES, INC.

By:
Name:
Title:

Exhibit C

EXHIBIT D-1
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Banks That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of May [___], 2012 (as amended, modified, renewed or extended from time to time, the "Credit Agreement") among Nu Skin Enterprises, Inc. (the "Company"), the financial institutions party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 7.6(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loans (as well as any Note evidencing such Loans) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[LENDER]

By: ___________________________
Name: ________________________
Title: _________________________

Exhibit D-1

EXHIBIT D-2
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
 (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of May [___], 2012 (as amended, modified, renewed or extended from time to time, the "Credit Agreement") among Nu Skin Enterprises, Inc. (the "Company"), the financial institutions party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 7.6(g)  of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Bank with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Bank in writing, and (2) the undersigned shall have at all times furnished such Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[PARTICIPANT]

By: ___________________________
Name: ________________________
Title: _________________________

Exhibit D-2

EXHIBIT D-3
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of May [___], 2012 (as amended, modified, renewed or extended from time to time, the "Credit Agreement") among Nu Skin Enterprises, Inc. (the "Company"), the financial institutions party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 7.6(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Bank with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Bank and (2) the undersigned shall have at all times furnished such Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

                                                 [PARTICIPANT]

By: ___________________________
Name: ________________________
Title: _________________________

Exhibit D-3

EXHIBIT D-4
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
  (For Foreign Banks That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Amended and Restated Credit Agreement dated as of May [___], 2012 (as amended, modified, renewed or extended from time to time, the "Credit Agreement") among Nu Skin Enterprises, Inc. (the "Company"), the financial institutions party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of 7.6(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loans (as well as any Note evidencing such Loans) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loans (as well as any Note evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Company with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[LENDER]

By: ___________________________
Name: ________________________
Title: _________________________

Exhibit D-4